                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)



                           Quorum Health Group, Inc
      -------------------------------------------------------------------
                               (Name of Issuer)



                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   749084109
             -----------------------------------------------------
                                (CUSIP Number)



                           David J. Greenwald, Esq.
                             Goldman, Sachs & Co.
                                85 Broad Street
                           New York, New York 10004
                                (212) 902-1000
                 --------------------------------------------
           (Name, address and telephone number of person authorized
                    to receive notices and communications)


                               October 29, 1996
--------------------------------------------------------------------------------
            (Date of Event which requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box: _____

Check the following box if a fee is being paid with this statement: ____

-----------------
CUSIP NO.
749084109
----------
--------------------------------------------------------------------------------
1.  Name of Reporting Person
    S.S. or  I.R.S. Identification No. of  Above Person

    GS Capital Partners, L.P.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                          (a) _____
                                                          (b) _____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
    Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of       7  Sole Voting Power
Shares
Beneficially             -0-
                -------------------------
Owned By        8  Shared Voting Power
Each
Reporting               11,666
                -------------------------
Person With     9  Sole Dispositive Power

                         -0-
                -------------------------

                10 Shared Dispositive Power

                        11,666
                -------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

                  11,666
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                                                                /    /
                                                               -------
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

                     0.0%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

                     PN
--------------------------------------------------------------------------------

----------------------
CUSIP NO.
 749084109
-----------
--------------------------------------------------------------------------------
1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     GS  Advisors, L.P.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                     (a) _____
                                                     (b) _____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or place of Organization


Delaware
-----------------------------------------
Number of       7  Sole Voting Power
Shares
Beneficially               -0-
                   ----------------------
Owned By        8  Shared Voting Power
Each
Reporting                 11,666
                   ----------------------
Person With     9  Sole Dispositive Power

                           -0-
                   ----------------------
               10  Shared Dispositive Power

                          11,666
                   ----------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

         11,666
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                                                                  /     /
                                                                  ------
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

         0.0%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

          PN
--------------------------------------------------------------------------------

------------------------
CUSIP NO.
749084109
----------
--------------------------------------------------------------------------------
1.  Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                     (a) _____
                                                     (b) _____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or place of Organization


New York
-----------------------------------------

Number of       7  Sole Voting Power
Shares
Beneficially             -0-
                   ----------------------
Owned By        8  Shared Voting Power
Each
Reporting           2,249,828
                   ----------------------
Person With     9  Sole Dispositive Power

                          -0-
                   ----------------------
               10  Shared Dispositive Power
                    2,249,828
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
                    2,249,828
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                                                              /    /
                                                             -------
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

      4.7%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

      BD-PN
--------------------------------------------------------------------------------

----------------------
CUSIP NO.
 749084109
-----------
--------------------------------------------------------------------------------
1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                             (a) _____
                                                             (b) _____
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4.  Source of Funds

--------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.  Citizenship or place of Organization


Delaware
-----------------------------------------

Number of       7  Sole Voting Power
Shares
Beneficially       1,228,315
                ------------------------------
Owned By        8  Shared Voting Power
Each
Reporting          2,249,828
                ------------------------------
Person With     9  Sole Dispositive Power
                   1,228,315
                ------------------------------
               10  Shared Dispositive Power
                   2,249,828
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
                   3,478,143
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                                                                     /     /
                                                                     ------
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

       7.1%
--------------------------------------------------------------------------------
14.  Type of Reporting Person

       HC-PN
--------------------------------------------------------------------------------

                               AMENDMENT NO. 5 TO
                                  SCHEDULE 13D
                        RELATING TO THE COMMON STOCK OF
                           QUORUM HEALTH GROUP, INC.

     GS Capital Partners, L.P. ("GSCP"), GS Advisors, L.P. ("GS Advisors, L.P."), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group" and together with GSCP, GS Advisors, L.P. and Goldman Sachs, the "Filing Persons")/*/ hereby amend the statement on Schedule 13D filed with respect to the common stock, par value $.01 per share (the "Common Stock"), of Quorum Health Group, Inc., a Delaware corporation (the "Company"), as most recently amended by Amendment No. 4 thereto dated June 10, 1996 (as amended, the "Schedule 13D"). Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Schedule 13D.

     This Amendment No. 5 is being filed to report a decrease in the percentage of the outstanding shares of Common Stock beneficially owned by the Filing Persons as a result of the Distribution described in Item 4 below.

     Item 2 is hereby amended as follows:

     Item 2.  Identity and Background.
              -----------------------

     GS Group and Goldman Sachs may be deemed, for purposes of this Schedule 13D, to own beneficially 2,249,828 shares of Common Stock, including (i) shares of Common Stock owned by certain limited partnerships (the "Other Limited Partnerships") of which affiliates of Goldman Sachs and GS Group are the general partner or the managing general partner, (ii) shares of Common Stock currently held in managed accounts (the "Managed Accounts") for which Goldman Sachs exercises voting and/or investment authority, and (iii) shares of Common Stock that may be purchased pursuant to options beneficially owned by GSCP that are currently exercisable or that may be exercised within 60 days (as described in Item 5

--------------------------
/*/ Neither the present filing nor anything contained herein shall be construed as an admission that Goldman Sachs, GS Group or any of the partnerships constitute a "person" for any purpose other than Section 13(d) of the Securities Exchange Act of 1934.

below). In addition, GS Group beneficially owns 1,228,315 shares of Common Stock, including the shares of Common Stock received by it in connection with the Distribution described in Item 4 below and shares of Common Stock that may be purchased pursuant to options beneficially owned by GS Group that are currently exercisable (as described in Item 5 below). Goldman Sachs and GS Group each disclaims beneficial ownership of shares of Common Stock (i) owned by the Other Limited Partnerships and GSCP to the extent of partnership interests in the Other Limited Partnerships and GSCP held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) held in Managed Accounts.

     Item 2 is also hereby amended by amending Schedule I, Schedule IIA and
Schedule IIB hereto to read in their entirety as attached hereto.

     Item 3 is hereby amended as follows:

     Item 3.  Source and Amount of Funds or Other Consideration.
              -------------------------------------------------

     See Schedule IV hereto for transactions in the Common Stock which have been effected during the past sixty days, all of which were effected in the ordinary course of business of Goldman Sachs. The total consideration (exclusive of commissions) for shares of Common Stock purchased since August 30, 1996 is $38,216,698.35. Funds for the ordinary course trading purchases came from working capital. Funds for the purchase of shares of Common Stock held in Managed Accounts came from client funds. No consideration was paid by any distributee in connection with the Distribution described in Item 4 below.

     Item 4 is hereby amended as follows:

     Item 4.  Purpose of the Transaction.
              --------------------------

     On October 29, 1996, GSCP distributed (the "Distribution") the shares of Common Stock owned by GSCP to its partners on a pro rata basis in accordance
                                                --- ----
with GSCP's partnership agreement. The shares distributed to the partners (other than the partners, if any, who are

"affiliates" of the Company (as such term is defined under the Securities Act)) are salable without registration under the Securities Act and without regard to the requirements of Rule 144 under the Securities Act, and the shares distributed to any partner which is an affiliate of the Company are salable pursuant to Rule 144.

     Item 5 is hereby amended as follows:

     Item 5.  Interest in Securities of the Issuer.
              ------------------------------------

     As described in Item 4 above, on October 29, 1996, GSCP distributed the shares of Common Stock owned by GSCP to its partners on a pro rata basis in accordance with GSCP's partnership agreement. As of October 29, 1996, GSCP beneficially owned and GS Advisors, L.P. may be deemed to beneficially own 11,666 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock, that may be purchased pursuant to options that are currently exercisable or that may be exercised within 60 days. These options were issued by the Company to an officer of Goldman Sachs in his capacity as a director of the Company. This officer has an agreement with Goldman Sachs pursuant to which he holds the options for the benefit of GSCP, and such options may therefore be deemed to be beneficially owned by GSCP and GS Advisors, L.P. As of October 29, 1996, Goldman Sachs may be deemed to beneficially own a total of 2,249,828 shares of Common Stock (representing approximately 4.7% of the Common Stock reported to be outstanding (as indicated in the Company's Form 10-K for the fiscal year ended June 30, 1996)), including 546,252 shares owned by the Other Limited Partnerships, 1,691,910 shares held in Managed Accounts and 11,666 shares which may be purchased pursuant to the options held by an officer of Goldman Sachs as described above. GS Group may be deemed to beneficially own the 2,249,828 shares of Common Stock beneficially owned by Goldman Sachs. As of October 29, 1996, GS Group also beneficially owned 1,227,482 shares of Common Stock it received in the Distribution and 833 shares of Common Stock that may be purchased pursuant to options that are currently exercisable. These options were issued by the Company to an officer of Goldman Sachs in his capacity as a director of the Company. This officer has an agreement with GS Group pursuant to which he holds these options for the benefit of GS Group, and such options may therefore be deemed to be beneficially owned by GS Group. Accordingly, as of October 29, 1996, GS Group may be deemed to beneficially own an aggregate of 3,478,143 shares of Common Stock (representing approximately 7.1% of the Common Stock reported to be outstanding (as indicated in the Company's Form 10-K for the fiscal year ended June 30, 1996)). Goldman Sachs and GS Group each disclaims beneficial ownership of shares of Common Stock (i) owned by the Other Limited Partnerships and GSCP to the extent of partnership interests in the Other Limited Partnerships and GSCP held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) held in Managed Accounts. None of the Filing Persons or, to the knowledge of each of the Filing Persons, none of the Other Limited Partnerships that is not a Filing Person beneficially owns any shares of Common Stock other than as set forth herein.

       (b) Each Filing Person has the power to vote or to direct the vote and to dispose or to direct the disposition of shares of Common Stock beneficially owned by such Filing Person as indicated in pages 2 through 5 above.

       (c) See Schedule IV hereto for transactions in the Common Stock which have been effected during the past sixty days, all of which were effected in the ordinary course of business of Goldman Sachs. The transactions in Common Stock described in Schedule IV were effected on the NASDAQ National Market. The total consideration (exclusive of commissions) for shares of Common Stock purchased since August 30, 1996 is $38,216,698.35. See also Item 4 above.

       (e) On October 29, 1996, each of GSCP, GS Advisors, L.P. and Goldman Sachs ceased to be the beneficial owner of more than 5% of the Common Stock.

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  GS CAPITAL PARTNERS, L.P.
                                  By:  GS Advisors, L.P., its general partner
                                  BY:  GS Advisors, Inc., its general partner

                                  By: /s/  Richard A. Friedman
                                      ------------------------------------------
                                  Name:   Richard A. Friedman
                                  Title:  President

Dated:  October 30, 1996

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  GS ADVISORS, L.P.
                                  BY:  GS Advisors, Inc., its general partner

                                  By: /s/  Richard A. Friedman
                                      ------------------------------------------
                                  Name:   Richard A. Friedman
                                  Title:  President

Dated:  October 30, 1996

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  GOLDMAN, SACHS & CO.

                                  By: /s/  Richard A. Friedman
                                      ------------------------------------------
                                  Name:   Richard A. Friedman
                                  Title:  Partner

Dated:  October 30, 1996

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  THE GOLDMAN SACHS GROUP, L.P.

                                  By: /s/  Richard A. Friedman
                                      ------------------------------------------
                                  Name:   Richard A. Friedman
                                  Title:  Partner

Dated:  October 30, 1996

                                   SCHEDULE I
                                   ----------

     The following table sets forth the name of each of the general partners of Goldman, Sachs & Co. (other than The Goldman Sachs Group, L.P.) and of The Goldman Sachs Group, L.P. Unless otherwise indicated, the business address of each person listed below is 85 Broad Street, New York, NY 10004, and, unless otherwise indicated, each natural person listed below is a citizen of the United States of America. Nobuyoshi John Ehara Inc., Jun Makihara Inc., Masanori Mochida Inc., Hideo Ishihara, Inc., Oki Matsumoto, Inc. and John P. Curtin, Jr. L.L.C., the only corporate general partners of Goldman, Sachs & Co. and The Goldman Sachs Group, L.P., were each incorporated in the State of Delaware. The principal occupation of each natural person listed below and the principal business of each of Nobuyoshi John Ehara Inc., Jun Makihara Inc., Masanori Mochida Inc., Hideo Ishihara, Inc., Oki Matsumoto, Inc. and John P. Curtin, Jr. L.L.C. is as a general partner of Goldman, Sachs & Co.

Name and Citizenship     Business Address
---------------------    ----------------

The persons listed below who have an asterisk marked next to their name are members of the Executive Committee of The Goldman Sachs Group, L.P.

Jon Z. Corzine*

Henry M. Paulson, Jr.*

Roy J. Zuckerberg*

David M. Silfen*

Richard M. Hayden        133 Fleet Street
                         London EC4A 2BB, England

Robert J. Hurst*

Howard C. Katz

Peter K. Barker          333 South Grand Avenue
                         Los Angeles, CA 90071

Eric S. Dobkin

Willard J. Overlock, Jr.


Jonathan L. Cohen

Name and Citizenship     Business Address
---------------------    ----------------


Fredric B. Garonzik

Kevin W. Kennedy

William C. Landreth      4900 Sears Tower
                         Chicago, IL  60606

Daniel M. Neidich

Edward Spiegel

Robert F. Cummings, Jr.

Angelo DeCaro

Steven G. Einhorn

David B. Ford

David M. Leuschen

Michael R. Lynch

Michael D. McCarthy

Donald C. Opatrny, Jr.

Thomas E. Tuft

Michael P. Mortara

Lloyd C. Blankfein

John P. Curtin, Jr.      150 King Street West
                         Toronto M5H 1J9, Canada

Gavyn Davies             133 Fleet Street
United Kingdom           London EC4A 2BB, England

Dexter D. Earle

Nobuyoshi John Ehara     12-32, Akasaka 1-chome
Japan                    Minato-ku, Tokyo 107,  Japan

Name and Citizenship     Business Address
---------------------    ----------------


Nobuyoshi John Ehara Inc.

J. Christopher Flowers

Gary Gensler

Charles T. Harris III

Thomas J. Healey

Stephen Hendel

Robert E. Higgins

Robert J. Katz

Ernest S. Liu

Eff W. Martin            555 California Street
                         San Francisco, CA 94104

Charles B. Mayer, Jr.

Michael J. O'Brien       133 Fleet Street
United Kingdom           London EC4A 2BB, England

Mark Schwartz

Stephen M. Semlitz

Robert K. Steel

John A. Thain*           133 Fleet Street
                         London EC4A 2BB, England

John L. Thornton         133 Fleet Street
                         London EC4A 2BB, England


Bracebridge H. Young, Jr.    133 Fleet Street
                         London EC4A 2BB, England

Joseph R. Zimmel

Name and Citizenship     Business Address
---------------------    ----------------


Barry L. Zubrow

Gary L. Zwerling

Jonathan R. Aisbitt      133 Fleet Street
United Kingdom           London EC4A 2BB, England

Andrew M. Alper

William J. Buckley

Frank L. Coulson, Jr.

Connie Kadrovach
  Duckworth              4900 Sears Tower
                         Chicago, IL  60606

Richard A. Friedman

Alan R. Gillespie        133 Fleet Street
United Kingdom           London EC4A 2BB, England


Joseph H. Gleberman

Jacob D. Goldfield

Steven M. Heller

Ann F. Kaplan

Robert S. Kaplan

Peter D. Kiernan III

John P. McNulty

T. Willem Mesdag         Messe Turm 60308
                         Frankfurt am Main, Germany

Gaetano J. Muzio         555 California Street
                         San Francisco, CA  94104

Robin Illgen Neustein

Name and Citizenship     Business Address
---------------------    ----------------


Timothy J. O'Neill

Scott M. Pinkus

John J. Powers

Stephen D. Quinn

Arthur J. Reimers        133 Fleet Street
                         London EC4A 2BB, England

James P. Riley, Jr.

Richard A. Sapp          133 Fleet Street
                         London EC4A 2BB, England

Donald F. Textor

Thomas B. Walker III

Patrick J. Ward          133 Fleet Street
                         London EC4A 2BB, England

Jeffrey M. Weingarten    133 Fleet Street
                         London EC4A 2BB, England

Jon Winkelried

Richard  Witten

Carlos A. Cordeiro       133 Fleet Street
                         London EC4A 2BB, England

John O. Downing

W. Mark Evans            3 Garden Road
Canada                   Hong Kong

Michael D. Fascitelli

Sylvain M. Hefes         2 Rue de Thann
France                   Paris, France  75017

Reuben Jeffery III       133 Fleet Street

Name and Citizenship     Business Address
---------------------    ----------------


                         London EC4A 2BB, England
Lawrence H. Linden

Jun Makihara             12-32, Akasaka 1-chome
Japan                    Minato-ku, Tokyo 107, Japan

Jun Makihara Inc.

Masanori Mochida         12-32, Akasaka 1-chome
Japan                    Minato-ku, Tokyo 107, Japan

Masanori Mochida Inc.

Robert B. Morris III     133 Fleet Street
                         London EC4A 2BB, England

Philip D. Murphy         Messe Turm, D-6000
                         Frankfurt am Main 1, Germany

Suzanne M. Nora Johnson    333 South Grand Avenue
                         Los Angeles, CA 90071

Terence M. O'Toole

Gregory K. Palm          133 Fleet Street
                         London EC4A 2BB, England

Carl G.E. Palmstierna    133 Fleet Street
Sweden                   London EC4A 2BB, England

Michael G. Rantz         133 Fleet Street
                         London EC4A 2BB, England

J. David Rogers

Joseph Sassoon           133 Fleet Street
Israel                   London EC4A 2BB, England

Peter Savitz             133 Fleet Street
                         London EC4A 2BB, England

Charles B. Seelig Jr.

Ralph F. Severson        555 California Street

Name and Citizenship     Business Address
---------------------    ----------------


                         San Francisco, CA 94104

Gene T. Sykes            333 South Grand Avenue
                         Los Angeles, CA 90071

Gary A. Syman            12-32, Akasaka 1-chome
                         Minato-ku, Tokyo 107, Japan

Leslie C. Tortora

John L. Townsend

Lee G. Vance             133 Fleet Street
                         London EC4A 2BB, England

David A. Viniar

John S. Weinberg

Peter A. Weinberg

Laurence M. Weiss

George W. Wellde Jr.     12-32, Akasaka 1-Chome
                         Minato-Ku, Tokyo 107, Japan

Jaime E. Yordan

Sharmin Mossauar-Rahmani
United Kingdom

Hideo Ishihara           12-32, Akasaka 1-chome
Japan                    Minato-ku, Tokyo 107, Japan

Hideo Ishihara Inc.

Paul M. Achleitner       Messe Turm 60308
Austria                  Frankfurt am Main, Germany

Armen A. Avanessians

Joel S. Beckman

David W. Blood           133 Fleet Street
                         London  EC4A 2BB, England

Zachariah Cobrinik       12-32, Akasaka 1-Chome

Name and Citizenship     Business Address
---------------------    ----------------


                         Minato-Ku, Tokyo 107, Japan

Gary D. Cohn             133 Fleet Street
                         London  EC4A 2BB, England

Christopher A. Cole

Henry Cornell            3 Garden Road
                         Hong Kong

Robert V. Delaney

Joseph Della Rosa

J. Michael Evans         133 Fleet Street
Canada                   London  EC4A 2BB, England

Lawton W. Fitt

Joseph D. Gatto

Peter C. Gerhard

Nomi P. Ghez
Israel

David T. Hamamoto

Walter H. Haydock        Munsterhof 4
                         8022 Zurich, Switzerland

David L. Henle

Francis J. Ingrassia

Scott B. Kapnick         133 Fleet Street
                         London  EC4A 2BB, England


Kevin M. Kelly

John C. Kleinert

Jonathan L. Kolatch

Peter S. Kraus

Name and Citizenship     Business Address
---------------------    ----------------


Robert Litterman

Jonathan M. Lopatin

Thomas J. Macirowski

Peter G.C. Mallinson     3  Garden Road
United Kingdom           Hong Kong

Oki Matsumoto            12-32 Akasaka 1-chome
Japan                    Minato-ku, Tokyo 107, Japan

Oki Matsumoto, Inc.

E. Scott Mead            133 Fleet Street
                         London EC4A 2BB, England

Eric M. Mindich

Steven T. Mnuchin

Thomas K. Montag

Edward A. Mule

Kipp M. Nelson           133 Fleet Street
                         London  EC4A 2BB, England

Christopher K. Norton

Robert J. O'Shea

Wiet H. Pot              133 Fleet Street
Netherlands              London  EC4A 2BB, England

Jack L. Salzman

Eric S. Schwartz

Michael F. Schwerin

Richard S. Sharp         133 Fleet Street
United Kingdom           London  EC4A 2BB, England

Richard G. Sherlund

Michael S. Sherwood      133 Fleet Street

Name and Citizenship     Business Address
---------------------    ----------------


United Kingdom           London  EC4A  2BB, England

Cody J. Smith

Daniel W. Stanton

Esta E. Stecher

Fredric E. Steck

Byron D. Trott           4900 Sears Tower
                         Chicago  60606

Barry S. Volpert

Peter S. Wheeler         3 Garden Road
United Kingdom           Hong Kong

Anthony G. Williams      133 Fleet Street
United Kingdom           London  EC4A 2BB, England

Gary W. Williams

Tracy R. Wolstencroft    100 Crescent Court, Suite 1000
                         Dallas, Texas  75201

Danny O. Yee             3 Garden Road
                         Hong Kong

Michael J. Zamkow

Mark A. Zurack

John P. Curtin, Jr., L.L.C.

Terence James O'Neill

Peter D. Sutherland      133 Fleet Street
Irish                    London  EC4A 2BB, England

                                 SCHEDULE II-A
                                 -------------


     The name, business address, present principal occupation or employment and citizenship of each controlling person, if any, director and executive officer of each general partner of Goldman Sachs & Co. or The Goldman Sachs Group that is a corporation are set forth below.

I.      NOBUYOSHI JOHN EHARA INC.

     Nobuyoshi John Ehara Inc. is controlled by Nobuyoshi John Ehara, its President and one of its directors. The business address of each person listed below other than Nobuyoshi John Ehara is 85 Broad Street, New York, New York 10004, and each such person is a citizen of the United States of America. The business address of Nobuyoshi John Ehara, a citizen of Japan, is the Ark Mori Building, 12-32, Akasaka 1-chome, Minato-Ku, Tokyo 107, Japan.


Name and Business Address            Position         Present Principal Occupation
----------------------------  ----------------------  ----------------------------

Robert J. Katz                Director and            General Partner of Goldman,
                              Chairman of the Board   Sachs & Co.

Nobuyoshi John Ehara          President and Director  General Partner of Goldman,
                                                      Sachs & Co.

David A. Viniar               Director                General Partner of Goldman,
                                                      Sachs & Co.

Esta E. Stecher               Vice Chairman of the    General Partner of Goldman,
                              Board and Treasurer     Sachs & Co.

James B. McHugh               Secretary               Vice President of Goldman,
                                                      Sachs & Co.


II. MASANORI MOCHIDA INC.

     Masanori Mochida Inc. is controlled by Masanori Mochida, its President and one of its directors. The business address of each person listed below other than Masanori Mochida is 85 Broad Street, New York, New York 10004, and each such person is a citizen of the United States of America. The business address of Masanori Mochida, a citizen of Japan, is 12-32, Akasaka 1-chome, Minato-ku, Tokyo 107, Japan.


Name and Business Address           Position         Present Principal Occupation
---------------------------  ----------------------  ----------------------------

Robert J. Katz               Director and            General Partner of Goldman,
                             Chairman of the Board   Sachs & Co.

Masanori Mochida             President and Director  General Partner of Goldman,
                                                     Sachs & Co.



 David A. Viniar             Director                General Partner of Goldman,
                                                     Sachs & Co.

Esta E. Stecher              Vice Chairman of the    General Partner of Goldman,
                             Board and Treasurer     Sachs & Co.

James B. McHugh              Secretary               Vice President of Goldman,
                                                     Sachs & Co.

III. JUN MAKIHARA INC.

          Jun Makihara Inc. is controlled by Jun Makihara, its President and one of its directors. The business address of each person listed below other than Jun Makihara is 85 Broad Street, New York, New York 10004, and each such person is a citizen of the United States of America. The business address of Jun Makihara, a citizen of Japan, is 12-32, Akasaka 1-chome, Minato-ku, Tokyo 107, Japan.


Name and Business Address           Position         Present Principal Occupation
---------------------------  ----------------------  ----------------------------

Robert J. Katz               Director and            General Partner of Goldman,
                             Chairman of the Board   Sachs & Co.

Jun Makihara                 President and Director  General Partner of Goldman,
                                                     Sachs & Co.

David A. Viniar              Director                General Partner of Goldman,
                                                     Sachs & Co.

Esta E. Stecher              Vice Chairman of the    General Partner of Goldman,
                             Board and Treasurer     Sachs & Co.

James B. McHugh              Secretary               Vice President of Goldman,
                                                     Sachs & Co.

IV.  HIDEO ISHIHARA INC.

     Hideo Ishihara Inc. is controlled by Hideo Ishihara, its President and one of its directors. The business address of each person listed below other than Hideo Ishihara is 85 Broad Street, New York, New York 10004, and each such person is a citizen of the United States of America. The business address of Hideo Ishihara, a citizen of Japan, is the Ark Mori Building, 12-32, Akasaka 1-chome, Minato-Ku, Tokyo 107, Japan.


Name and Business Address             Position           Present Principal Occupation
---------------------------  --------------------------  ----------------------------

Robert J. Katz               Director and                General Partner of Goldman,
                             Chairman of the Board       Sachs & Co.

Hideo Ishihara               President and Director      General Partner of Goldman,


                                                         Sachs & Co.

Esta E. Stecher              Director, Vice Chairman     General Partner of Goldman,
                             of the Board and Treasurer  Sachs & Co.

James B. McHugh              Secretary                   Vice President of Goldman,
                                                         Sachs  & Co.

V.   OKI MATSUMOTO INC.

          Oki Matsumoto Inc. is controlled by Oki Matsumoto, its President and one of its directors. The business address of each person listed below other than Oki Matsumoto is 85 Broad Street, New York, New York 10004, and each such person is a citizen of the United States of America. The busines address of Oki Matsumoto, a citizen of Japan, is the Ark Mori Building, 12-32, Akasaka 1-chome, Minato-Ku, Tokyo 107, Japan.


Name and Business Address               Position             Present Principal Occupation
---------------------------  ------------------------------  ----------------------------

Robert J. Katz               Director, Chairman of the       General Partner of Goldman,
                             Board and Vice President        Sachs & Co.

Oki Matsumoto                President and Director          General Partner of Goldman,
                                                             Sachs & Co.

Esta E. Stecher              Director, Vice Chairman of the  General Partner of Goldman,
                             Board, Vice President and       Sachs & Co.
                             Treasurer

James B. McHugh              Secretary                       Vice President of Goldman,
                                                             Sachs & Co.

VI.  JOHN P. CURTIN, JR. L.L.C

          John P. Curtin, Jr. L.L.C. is controlled by John Curtin, Jr., its ultimate beneficial owner. The business address of each person listed below is 85 Broad Street, New York, NY 10004, and each such person is a citizen of the United States of America. The business address of John Curtin, Jr., a citizen of the United States of America, is 150 King Street West, Toronto M5H 1J9, Canada.


Name and Business Address         Position        Present Principal Occupation
---------------------------  -------------------  ----------------------------

Fredric B. Garonzik          Managing Director    General Partner of Goldman,
                                                  Sachs & Co.

Charles B. Mayer, Jr.        Managing Director    General Partner of Goldman,
                                                  Sachs & Co.

Esta E. Stecher              Assistant Treasurer  General Partner of Goldman,



                                                  Sachs & Co.

James B. McHugh              Secretary            Vice President of Goldman,
                                                  Sachs & Co.

                                 SCHEDULE II-B
                                 -------------


     The name, business address, present principal occupation of each director and executive office the GS Advisors, Inc., the sole general partner of GS Advisors, L.P., which is the sole general partner of GS Capital Partners, L.P., are set forth below.

     The business address for all the executive officers and directors listed below except Henry Cornell is 85 Broad Street, New York, New York 10004. The business address of Henry Cornell is 3 Garden Road, Hong Kong.

     All executive officers and directors listed below are United States citizens.


Name and Business Address            Position          Present Principal Occupation
---------------------------  ------------------------  ----------------------------
Richard A. Friedman          Director/President        General Partner of Goldman,
                                                       Sachs & Co.
Terence M. O'Toole           Director/Vice President   General Partner of Goldman,
                                                       Sachs & Co.
Carla H. Skodinski           Vice President/Secretary  Vice President of Goldman,
                                                       Sachs & Co.
Elizabeth S. Cogan           Treasurer                 Vice President of Goldman,
                                                       Sachs & Co.
Joseph H. Gleberman          Director/ Vice President  General Partner of Goldman,
                                                       Sachs & Co..................
Henry Cornell                Vice President            General Partner of Goldman,
                                                       Sachs & Co.
Barry S. Volpert             Director/Vice President   General Partner of Goldman,
                                                       Sachs & Co.
Eve M. Gerriets              Vice                      Vice President of Goldman,
                             President/Assistant       Sachs & Co.
                             Secretary
David J. Greenwald           Assistant Secretary       Vice President of Goldman,
                                                       Sachs & Co.

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price   Trade Date  Sett. Date
-----------        ---------  -----  -------  ----------  ----------

 0909-100757-12               8,000  25 5/16   9-Sep-96   12-Sep-96
 1014-999233-12      3,600            27 1/4   9-Oct-96   15-Oct-96
 1014-999215-12      8,200            27 1/4   9-Oct-96   15-Oct-96
 1009-260564-12               1,000   26 5/8   9-Oct-96   15-Oct-96
 0903-280483-12      2,500             25.15   3-Sep-96    6-Sep-96
 0905-280456-12      2,500              24.9   5-Sep-96   10-Sep-96
 0911-280415-12      2,500            24.775  11-Sep-96   16-Sep-96
 0830-020454-12     10,000            25 1/2  30-Aug-96    5-Sep-96
 0830-020806-12      1,000            25 1/2  30-Aug-96    5-Sep-96
 0830-021520-12               4,440   25 1/2  30-Aug-96    5-Sep-96
 0830-021522-12      1,000            25 3/8  30-Aug-96    5-Sep-96
 0830-021539-12      1,000            25 3/8  30-Aug-96    5-Sep-96
 0830-021909-12      3,200            25 3/8  30-Aug-96    5-Sep-96
 0830-021910-12      1,500            25 3/8  30-Aug-96    5-Sep-96
 0830-021911-12        300            25 3/8  30-Aug-96    5-Sep-96
 0903-021131-12      1,000            25 1/4   3-Sep-96    6-Sep-96
 0903-022672-12        600          24 15/16   3-Sep-96    6-Sep-96
 0903-022832-12      2,000            25 1/8   3-Sep-96    6-Sep-96
 0903-023532-12      1,000                25   3-Sep-96    6-Sep-96
 0903-023536-12        400                25   3-Sep-96    6-Sep-96
 0903-023538-12      1,000                25   3-Sep-96    6-Sep-96
 0903-023541-12        600                25   3-Sep-96    6-Sep-96
 0903-120016-13               2,700   25 1/2   3-Sep-96    6-Sep-96
 0903-206281-13                 200       25   3-Sep-96    6-Sep-96
 0903-206282-13                 100       25   3-Sep-96    6-Sep-96
 0903-206283-13                 100       25   3-Sep-96    6-Sep-96
 0903-206284-13                 100       25   3-Sep-96    6-Sep-96
 0903-206285-13                 100       25   3-Sep-96    6-Sep-96
 0903-206286-13               1,400       25   3-Sep-96    6-Sep-96
 0903-280483-13               2,500    25.15   3-Sep-96    6-Sep-96
 0904-016866-13      5,000            24 5/8   4-Sep-96    9-Sep-96
 0904-021190-12      2,900           25 1/16   4-Sep-96    9-Sep-96
 0904-022626-12               2,500       25   4-Sep-96    9-Sep-96
 0904-023196-12               1,000   24 7/8   4-Sep-96    9-Sep-96
 0904-023200-12               1,000   24 7/8   4-Sep-96    9-Sep-96
 0904-023217-12               1,000   24 3/4   4-Sep-96    9-Sep-96
 0904-023220-12               1,000   24 3/4   4-Sep-96    9-Sep-96
 0904-023222-12               1,000   24 3/4   4-Sep-96    9-Sep-96
 0904-112597-13     25,000            24 7/8   4-Sep-96    9-Sep-96
 0904-120029-13               1,600   25 3/8   4-Sep-96    9-Sep-96
 0905-016583-13    100,000            24 1/2   5-Sep-96   10-Sep-96
 0905-016631-13     13,333            24 1/2   5-Sep-96   10-Sep-96
 0905-021386-12               1,500  24 7/16   5-Sep-96   10-Sep-96
 0905-021387-12               4,000   24 3/8   5-Sep-96   10-Sep-96
 0905-021463-12               4,500   24 3/8   5-Sep-96   10-Sep-96
 0905-021940-12               1,000   24 3/4   5-Sep-96   10-Sep-96
 0905-022989-12               9,200   24 1/2   5-Sep-96   10-Sep-96
 0905-206423-13              89,500   24 5/8   5-Sep-96   10-Sep-96
 0905-206424-13              12,200   24 5/8   5-Sep-96   10-Sep-96
 0905-206425-13              11,300   24 5/8   5-Sep-96   10-Sep-96
 0905-280456-13               2,500     24.9   5-Sep-96   10-Sep-96
 0906-020406-12               1,000       25   6-Sep-96   11-Sep-96
 0906-020417-12        900            25 1/8   6-Sep-96   11-Sep-96
 0906-020426-12               1,000   25 3/8   6-Sep-96   11-Sep-96
 0906-020701-12      1,000            25 3/8   6-Sep-96   11-Sep-96
 0906-020811-12               1,000   24 3/4   6-Sep-96   11-Sep-96
 0906-023094-12      1,000            25 1/2   6-Sep-96   11-Sep-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 0906-023542-12      1,000            25 1/2   6-Sep-96 11-Sep-96
 0906-023548-12      1,000            25 1/2   6-Sep-96 11-Sep-96
 0906-023580-12               3,000   25 1/2   6-Sep-96 11-Sep-96
 0906-023894-12                 150   25 3/4   6-Sep-96 11-Sep-96
 0906-086031-13                 100   25 3/4   6-Sep-96 11-Sep-96
 0906-206326-13              12,000   25 3/8   6-Sep-96 11-Sep-96
 0906-206441-13     10,300            25 1/4   6-Sep-96 11-Sep-96
 0906-206442-13      1,300            25 1/4   6-Sep-96 11-Sep-96
 0906-206443-13      1,400            25 1/4   6-Sep-96 11-Sep-96
 0909-021420-12               1,000       26   9-Sep-96 12-Sep-96
 0909-021699-12      1,000            25 7/8   9-Sep-96 12-Sep-96
 0909-021702-12      1,000            25 7/8   9-Sep-96 12-Sep-96
 0909-021840-12      1,000            25 1/2   9-Sep-96 12-Sep-96
 0909-022273-12               1,000   25 7/8   9-Sep-96 12-Sep-96
 0909-024126-12               1,000   25 1/2   9-Sep-96 12-Sep-96
 0909-024140-12               1,000   25 1/2   9-Sep-96 12-Sep-96
 0909-024154-12               1,000   25 3/8   9-Sep-96 12-Sep-96
 0909-024169-12               2,000   25 3/8   9-Sep-96 12-Sep-96
 0909-024197-12               1,000   25 3/8   9-Sep-96 12-Sep-96
 0909-024206-12               1,000   25 3/8   9-Sep-96 12-Sep-96
 0909-100757-13      8,000           25 5/16   9-Sep-96 12-Sep-96
 0909-113030-13     18,690           25.7145   9-Sep-96 12-Sep-96
 0909-206225-13              33,000   25.674   9-Sep-96 12-Sep-96
 0909-270804-13     13,624            25 3/4   9-Sep-96 12-Sep-96
 0910-016886-13      5,000            25 1/8  10-Sep-96 13-Sep-96
 0910-022181-12                 800   25 3/8  10-Sep-96 13-Sep-96
 0910-022980-12               1,200   25 1/8  10-Sep-96 13-Sep-96
 0910-022982-12               1,000   25 1/8  10-Sep-96 13-Sep-96
 0910-022983-12               1,000   25 1/8  10-Sep-96 13-Sep-96
 0910-022988-12               1,000   25 1/8  10-Sep-96 13-Sep-96
 0910-022993-12               1,000   25 1/8  10-Sep-96 13-Sep-96
 0910-022995-12               1,000       25  10-Sep-96 13-Sep-96
 0910-024008-12               1,000   24 3/4  10-Sep-96 13-Sep-96
 0910-024012-12               1,000   24 5/8  10-Sep-96 13-Sep-96
 0910-024018-12               1,000   24 5/8  10-Sep-96 13-Sep-96
 0910-024023-12               1,000   24 5/8  10-Sep-96 13-Sep-96
 0910-024026-12               1,000   24 5/8  10-Sep-96 13-Sep-96
 0910-112870-13     10,000          24 15/16  10-Sep-96 13-Sep-96
 0911-016978-13      5,000            24 3/4  11-Sep-96 16-Sep-96
 0911-016979-13      5,000            24 5/8  11-Sep-96 16-Sep-96
 0911-016980-13      5,000            24 7/8  11-Sep-96 16-Sep-96
 0911-016981-13      2,897                25  11-Sep-96 16-Sep-96
 0911-021444-12                 250   24 3/4  11-Sep-96 16-Sep-96
 0911-021562-12               1,700   24 5/8  11-Sep-96 16-Sep-96
 0911-021630-12               1,000   24 7/8  11-Sep-96 16-Sep-96
 0911-021634-12               1,000   24 7/8  11-Sep-96 16-Sep-96
 0911-021664-12               1,000   24 7/8  11-Sep-96 16-Sep-96
 0911-022337-12               5,000   24 3/4  11-Sep-96 16-Sep-96
 0911-023389-12               1,000   25 1/8  11-Sep-96 16-Sep-96
 0911-023390-12               1,000   25 1/8  11-Sep-96 16-Sep-96
 0911-023421-12      1,000                25  11-Sep-96 16-Sep-96
 0911-023441-12     10,000                25  11-Sep-96 16-Sep-96
 0911-023664-12      8,000                25  11-Sep-96 16-Sep-96
 0911-112695-13      8,000            24 1/2  11-Sep-96 16-Sep-96
 0911-120174-13              22,000  25.0681  11-Sep-96 16-Sep-96
 0911-280415-13               2,500   24.775  11-Sep-96 16-Sep-96
 0912-023215-12               1,000       25  12-Sep-96 17-Sep-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 0912-024013-12               2,000   24 3/4  12-Sep-96 17-Sep-96
 0912-024014-12               1,000   24 3/4  12-Sep-96 17-Sep-96
 0912-024032-12               4,000   24 3/4  12-Sep-96 17-Sep-96
 0912-024033-12               1,000   24 5/8  12-Sep-96 17-Sep-96
 0912-024043-12               1,000   24 3/4  12-Sep-96 17-Sep-96
 0912-024113-12               2,500   24 3/4  12-Sep-96 17-Sep-96
 0913-016617-13      5,000            24 7/8  13-Sep-96 18-Sep-96
 0913-023331-12      1,000            25 1/8  13-Sep-96 18-Sep-96
 0913-023333-12      1,000            25 1/4  13-Sep-96 18-Sep-96
 0913-023343-12      1,000            25 3/8  13-Sep-96 18-Sep-96
 0913-023347-12      1,600            25 3/8  13-Sep-96 18-Sep-96
 0913-023356-12      1,000            25 1/2  13-Sep-96 18-Sep-96
 0913-023359-12      3,000            25 5/8  13-Sep-96 18-Sep-96
 0913-025766-12      1,300          25 11/16  13-Sep-96 18-Sep-96
 0913-025852-12      1,000            25 1/2  13-Sep-96 18-Sep-96
 0913-025857-12      1,000            25 1/2  13-Sep-96 18-Sep-96
 0913-025994-12               2,000   25 1/2  13-Sep-96 18-Sep-96
 0913-113437-13              15,000       25  13-Sep-96 18-Sep-96
 0916-017099-13     60,000            25 1/4  16-Sep-96 19-Sep-96
 0916-017100-13     10,000            25 3/8  16-Sep-96 19-Sep-96
 0916-020105-12      1,000            25 3/8  16-Sep-96 19-Sep-96
 0916-020114-12      1,000            25 3/8  16-Sep-96 19-Sep-96
 0916-020327-12        315            25 3/8  16-Sep-96 19-Sep-96
 0916-022108-12               5,000   25 3/8  16-Sep-96 19-Sep-96
 0916-022207-12               5,000   25 3/8  16-Sep-96 19-Sep-96
 0916-022532-12        100            25 1/8  16-Sep-96 19-Sep-96
 0916-023964-12               1,000   25 3/8  16-Sep-96 19-Sep-96
 0916-023965-12               1,000   25 3/8  16-Sep-96 19-Sep-96
 0916-023966-12               1,000   25 3/8  16-Sep-96 19-Sep-96
 0916-023969-12               1,000   25 1/4  16-Sep-96 19-Sep-96
 0916-023981-12               2,000   25 1/4  16-Sep-96 19-Sep-96
 0916-023983-12               2,000   25 1/4  16-Sep-96 19-Sep-96
 0916-023991-12              25,000   25 1/4  16-Sep-96 19-Sep-96
 0916-023996-12               1,000   25 3/8  16-Sep-96 19-Sep-96
 0916-024031-12               1,000   25 3/8  16-Sep-96 19-Sep-96
 0916-024091-12              10,000   25 3/8  16-Sep-96 19-Sep-96
 0916-024243-12               5,000   25 1/4  16-Sep-96 19-Sep-96
 0916-025135-12               2,500  25 5/16  16-Sep-96 19-Sep-96
 0916-025136-12                 800  25 5/16  16-Sep-96 19-Sep-96
 0916-025507-12               1,200  25 5/16  16-Sep-96 19-Sep-96
 0916-025508-12               1,300  25 5/16  16-Sep-96 19-Sep-96
 0916-025870-12               2,500   25 3/8  16-Sep-96 19-Sep-96
 0916-120039-13               2,000   25 1/2  16-Sep-96 19-Sep-96
 0916-120040-13               2,000   25 1/2  16-Sep-96 19-Sep-96
 0917-017079-13     15,000            25 1/4  17-Sep-96 20-Sep-96
 0917-017080-13      5,000            24 7/8  17-Sep-96 20-Sep-96
 0917-021766-12               2,000   25 3/8  17-Sep-96 20-Sep-96
 0917-022068-12               2,000   25 1/2  17-Sep-96 20-Sep-96
 0917-023332-12               2,000   25 3/8  17-Sep-96 20-Sep-96
 0917-023400-12              10,000   25 3/8  17-Sep-96 20-Sep-96
 0917-025406-12               1,000       25  17-Sep-96 20-Sep-96
 0917-025418-12               2,000       25  17-Sep-96 20-Sep-96
 0917-026463-12               1,000   24 7/8  17-Sep-96 20-Sep-96
 0917-026481-12               1,000   24 7/8  17-Sep-96 20-Sep-96
 0918-026105-12        900                25  18-Sep-96 23-Sep-96
 0918-026106-12         81                25  18-Sep-96 23-Sep-96
 0919-022890-12      4,100            24 7/8  19-Sep-96 24-Sep-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 0919-025204-12      1,000            25 1/8  19-Sep-96 24-Sep-96
 0919-025241-12      1,000            25 1/8  19-Sep-96 24-Sep-96
 0919-025288-12        500            25 1/4  19-Sep-96 24-Sep-96
 0919-112368-13               6,500   25 1/8  19-Sep-96 24-Sep-96
 0919-113198-13                 100       25  19-Sep-96 24-Sep-96
 0920-020068-12               1,000   25 3/8  20-Sep-96 25-Sep-96
 0920-020074-12               1,000   25 3/8  20-Sep-96 25-Sep-96
 0920-020081-12               1,000   25 3/8  20-Sep-96 25-Sep-96
 0920-020089-12               1,000   25 3/8  20-Sep-96 25-Sep-96
 0920-020663-12      1,000            25 1/8  20-Sep-96 25-Sep-96
 0920-020672-12      1,000            25 1/8  20-Sep-96 25-Sep-96
 0920-020774-12      2,000                25  20-Sep-96 25-Sep-96
 0920-022695-12         17                25  20-Sep-96 25-Sep-96
 0920-023626-12               1,000   25 3/8  20-Sep-96 25-Sep-96
 0920-023629-12               1,000   25 3/8  20-Sep-96 25-Sep-96
 0920-023638-12      1,000            25 1/2  20-Sep-96 25-Sep-96
 0920-024557-12      3,000            25 3/8  20-Sep-96 25-Sep-96
 0920-024962-12      1,000            25 1/4  20-Sep-96 25-Sep-96
 0920-024971-12      1,000            25 1/4  20-Sep-96 25-Sep-96
 0920-025175-12      4,000            25 1/2  20-Sep-96 25-Sep-96
 0920-025179-12      4,000            25 1/2  20-Sep-96 25-Sep-96
 0920-260944-13              12,000   25 1/2  20-Sep-96 25-Sep-96
 0923-020741-12      1,000            25 1/4  23-Sep-96 26-Sep-96
 0923-023471-12      1,200            25 1/8  23-Sep-96 26-Sep-96
 0923-023484-12      2,100            25 1/8  23-Sep-96 26-Sep-96
 0923-023537-12      1,000            25 1/8  23-Sep-96 26-Sep-96
 0923-023665-12      1,700            25 1/8  23-Sep-96 26-Sep-96
 0923-206137-13               4,600   25 1/4  23-Sep-96 26-Sep-96
 0923-206138-13               2,500   25 1/4  23-Sep-96 26-Sep-96
 0924-020487-12      1,000                25  24-Sep-96 27-Sep-96
 0924-022634-12      1,000                25  24-Sep-96 27-Sep-96
 0924-022646-12               1,000       25  24-Sep-96 27-Sep-96
 0924-022648-12      1,000                25  24-Sep-96 27-Sep-96
 0924-022662-12               2,000   25 1/8  24-Sep-96 27-Sep-96
 0925-021329-12        250                25  25-Sep-96 30-Sep-96
 0925-023482-12      4,000                25  25-Sep-96 30-Sep-96
 0925-023567-12                 300   25 1/4  25-Sep-96 30-Sep-96
 0925-023578-12               1,300   25 1/4  25-Sep-96 30-Sep-96
 0925-024075-12                 500  25 1/16  25-Sep-96 30-Sep-96
 0925-260650-13                 600   25 3/8  25-Sep-96 30-Sep-96
 0926-022790-12                 300   25 1/4  26-Sep-96  1-Oct-96
 0926-023579-12               2,000   25 1/8  26-Sep-96  1-Oct-96
 0926-024491-12               1,000       25  26-Sep-96  1-Oct-96
 0926-024502-12               2,500       25  26-Sep-96  1-Oct-96
 0926-024505-12                 500       25  26-Sep-96  1-Oct-96
 0926-024509-12               2,000       25  26-Sep-96  1-Oct-96
 0926-024514-12               3,000       25  26-Sep-96  1-Oct-96
 0926-024516-12               2,000       25  26-Sep-96  1-Oct-96
 0926-025611-12      1,000            25 1/4  26-Sep-96  1-Oct-96
 0926-025651-12        200            25 1/4  26-Sep-96  1-Oct-96
 0926-025652-12        800            25 1/8  26-Sep-96  1-Oct-96
 0926-026578-12      1,200                25  26-Sep-96  1-Oct-96
 0926-026580-12        500                25  26-Sep-96  1-Oct-96
 0926-026588-12      1,000                25  26-Sep-96  1-Oct-96
 0926-026590-12      2,000                25  26-Sep-96  1-Oct-96
 0926-080573-13     36,100            24.979  26-Sep-96  1-Oct-96
 0926-112903-13              25,000   25 1/8  26-Sep-96  1-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 0926-112904-13               3,000   25 1/8  26-Sep-96  1-Oct-96
 0927-112066-13               3,000   25 1/8  26-Sep-96  1-Oct-96
 0927-022444-12      1,000                25  27-Sep-96  2-Oct-96
 0927-022451-12        200                25  27-Sep-96  2-Oct-96
 0927-023641-12      3,000                25  27-Sep-96  2-Oct-96
 0927-023647-12      3,000                25  27-Sep-96  2-Oct-96
 0927-023654-12        700                25  27-Sep-96  2-Oct-96
 0927-023673-12        100                25  27-Sep-96  2-Oct-96
 0927-206629-13                8000   25 1/8  27-Sep-96  2-Oct-96
 0930-024595-12               1,000   24 3/4  30-Sep-96  3-Oct-96
 0930-024600-12               1,000   24 3/4  30-Sep-96  3-Oct-96
 0930-024624-12               1,000   24 3/4  30-Sep-96  3-Oct-96
 0930-024627-12               1,000   24 5/8  30-Sep-96  3-Oct-96
 0930-024628-12               1,000   24 3/4  30-Sep-96  3-Oct-96
 0930-260864-13      5,000            24 3/4  30-Sep-96  3-Oct-96
 1002-020372-12              10,000   24 3/4   2-Oct-96  7-Oct-96
 1002-022126-12      1,000            24 3/4   2-Oct-96  7-Oct-96
 1002-022129-12      1,000            24 3/4   2-Oct-96  7-Oct-96
 1002-022136-12               1,000       25   2-Oct-96  7-Oct-96
 1002-022148-12               1,000   25 1/4   2-Oct-96  7-Oct-96
 1002-022149-12               1,000   25 1/4   2-Oct-96  7-Oct-96
 1002-022237-12      1,000            25 1/8   2-Oct-96  7-Oct-96
 1002-023717-12      1,000            25 1/8   2-Oct-96  7-Oct-96
 1002-024240-12      1,900           25 3/16   2-Oct-96  7-Oct-96
 1002-024439-12      1,000            25 1/8   2-Oct-96  7-Oct-96
 1002-025626-12      1,000            25 1/4   2-Oct-96  7-Oct-96
 1002-025627-12      1,000            25 1/4   2-Oct-96  7-Oct-96
 1002-025695-12      1,000            25 1/4   2-Oct-96  7-Oct-96
 1002-101360-13               3,500   25.063   2-Oct-96  7-Oct-96
 1002-101361-13               1,700   25.063   2-Oct-96  7-Oct-96
 1002-101362-13               4,500   25.063   2-Oct-96  7-Oct-96
 1002-101363-13               2,300   25.063   2-Oct-96  7-Oct-96
 1002-114069-13              19,000   24 5/8   2-Oct-96  7-Oct-96
 1002-114070-13               5,000   24 5/8   2-Oct-96  7-Oct-96
 1002-206411-13                 200   24 5/8   2-Oct-96  7-Oct-96
 1002-206412-13                 600   24 5/8   2-Oct-96  7-Oct-96
 1002-206413-13                 300   24 5/8   2-Oct-96  7-Oct-96
 1002-206414-13                 500   24 5/8   2-Oct-96  7-Oct-96
 1002-206415-13                 100   24 5/8   2-Oct-96  7-Oct-96
 1002-206416-13                 100   24 5/8   2-Oct-96  7-Oct-96
 1002-206417-13                 800   24 5/8   2-Oct-96  7-Oct-96
 1002-206418-13                 300   24 5/8   2-Oct-96  7-Oct-96
 1002-206419-13                 200   24 5/8   2-Oct-96  7-Oct-96
 1002-206420-13                 300   24 5/8   2-Oct-96  7-Oct-96
 1002-206421-13                 100   24 5/8   2-Oct-96  7-Oct-96
 1002-206422-13                 200   24 5/8   2-Oct-96  7-Oct-96
 1002-206423-13                 200   24 5/8   2-Oct-96  7-Oct-96
 1002-206424-13                 100   24 5/8   2-Oct-96  7-Oct-96
 1002-206425-13                 100   24 5/8   2-Oct-96  7-Oct-96
 1002-206426-13               1,000   24 5/8   2-Oct-96  7-Oct-96
 1002-206427-13                 900   24 5/8   2-Oct-96  7-Oct-96
 1002-206428-13                 100   24 5/8   2-Oct-96  7-Oct-96
 1002-260884-13     45,000            24 1/2   2-Oct-96  7-Oct-96
 1003-020241-12      1,000            25 3/8   3-Oct-96  8-Oct-96
 1003-020318-12     10,000            25 3/8   3-Oct-96  8-Oct-96
 1003-020678-12      2,000            25 1/4   3-Oct-96  8-Oct-96
 1003-022047-12      2,000            25 1/2   3-Oct-96  8-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1003-022625-12        100            25 1/4  3-Oct-96  8-Oct-96
 1003-024207-12               1,000   25 3/4  3-Oct-96  8-Oct-96
 1003-024253-12      1,000            25 7/8  3-Oct-96  8-Oct-96
 1003-024254-12      1,000            25 7/8  3-Oct-96  8-Oct-96
 1003-024255-12      5,000            25 7/8  3-Oct-96  8-Oct-96
 1003-024264-12      1,000            25 7/8  3-Oct-96  8-Oct-96
 1003-024334-12      1,000            25 7/8  3-Oct-96  8-Oct-96
 1003-100638-13               7,300    25.85  3-Oct-96  8-Oct-96
 1003-100639-13               3,700    25.85  3-Oct-96  8-Oct-96
 1003-100640-13               9,300    25.85  3-Oct-96  8-Oct-96
 1003-100641-13               4,700    25.85  3-Oct-96  8-Oct-96
 1003-112467-13               5,000   25 1/2  3-Oct-96  8-Oct-96
 1004-020069-12               1,000   26 3/8  4-Oct-96  9-Oct-96
 1004-020084-12               1,000   26 3/8  4-Oct-96  9-Oct-96
 1004-020139-12      1,000            25 7/8  4-Oct-96  9-Oct-96
 1004-020198-12      1,000                26  4-Oct-96  9-Oct-96
 1004-020203-12      1,000                26  4-Oct-96  9-Oct-96
 1004-020211-12      1,000                26  4-Oct-96  9-Oct-96
 1004-020491-12      1,000                26  4-Oct-96  9-Oct-96
 1004-020492-12        400                26  4-Oct-96  9-Oct-96
 1004-020499-12      1,600                26  4-Oct-96  9-Oct-96
 1004-020825-12      1,000                26  4-Oct-96  9-Oct-96
 1004-020828-12      2,000                26  4-Oct-96  9-Oct-96
 1004-020830-12      1,000                26  4-Oct-96  9-Oct-96
 1004-020835-12      3,000                26  4-Oct-96  9-Oct-96
 1004-021138-12      2,500            26 1/8  4-Oct-96  9-Oct-96
 1004-021201-12      1,000                26  4-Oct-96  9-Oct-96
 1004-021250-12      1,000            26 3/8  4-Oct-96  9-Oct-96
 1004-021434-12        500            26 1/4  4-Oct-96  9-Oct-96
 1004-021610-12      1,000            26 3/8  4-Oct-96  9-Oct-96
 1004-022005-12      2,000            26 3/8  4-Oct-96  9-Oct-96
 1004-022230-12      1,500            26 3/8  4-Oct-96  9-Oct-96
 1004-022233-12      2,500          26  7/16  4-Oct-96  9-Oct-96
 1004-022266-12      5,000            26 3/8  4-Oct-96  9-Oct-96
 1004-022596-12      1,000            26 1/2  4-Oct-96  9-Oct-96
 1004-022600-12      1,000            26 1/2  4-Oct-96  9-Oct-96
 1004-022604-12      1,000            26 1/2  4-Oct-96  9-Oct-96
 1004-022616-12      1,500            26 5/8  4-Oct-96  9-Oct-96
 1004-022618-12      2,000            26 5/8  4-Oct-96  9-Oct-96
 1004-022619-12      1,000            26 5/8  4-Oct-96  9-Oct-96
 1004-022620-12      1,500            26 5/8  4-Oct-96  9-Oct-96
 1004-022621-12      2,000            26 5/8  4-Oct-96  9-Oct-96
 1004-022624-12      1,000            26 5/8  4-Oct-96  9-Oct-96
 1004-022629-12      2,000            26 3/4  4-Oct-96  9-Oct-96
 1004-022630-12      1,000            26 3/4  4-Oct-96  9-Oct-96
 1004-022631-12      1,000            26 3/4  4-Oct-96  9-Oct-96
 1004-022639-12      2,500            26 5/8  4-Oct-96  9-Oct-96
 1004-022643-12      1,000            26 3/4  4-Oct-96  9-Oct-96
 1004-022648-12        500            26 5/8  4-Oct-96  9-Oct-96
 1004-022657-12      1,500            26 5/8  4-Oct-96  9-Oct-96
 1004-022658-12      1,000            26 5/8  4-Oct-96  9-Oct-96
 1004-023689-12      1,000            26 5/8  4-Oct-96  9-Oct-96
 1004-023714-12      2,000            26 5/8  4-Oct-96  9-Oct-96
 1004-023721-12      5,000            26 3/4  4-Oct-96  9-Oct-96
 1004-023848-12      2,000            26 3/4  4-Oct-96  9-Oct-96
 1004-023855-12      3,000            26 3/4  4-Oct-96  9-Oct-96
 1004-023857-12     10,000            26 3/4  4-Oct-96  9-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1004-023863-12      1,000            26 3/4  4-Oct-96  9-Oct-96
 1004-024030-12      1,000            26 7/8  4-Oct-96  9-Oct-96
 1004-024115-12      6,500            26 7/8  4-Oct-96  9-Oct-96
 1004-024117-12      2,000            26 3/4  4-Oct-96  9-Oct-96
 1004-024204-12               1,000       27  4-Oct-96  9-Oct-96
 1004-024677-12      4,100            26 7/8  4-Oct-96  9-Oct-96
 1004-024839-12        200            26 7/8  4-Oct-96  9-Oct-96
 1004-025065-12               1,000   27 1/4  4-Oct-96  9-Oct-96
 1004-100633-13               1,000    26.95  4-Oct-96  9-Oct-96
 1004-100634-13               9,700    26.95  4-Oct-96  9-Oct-96
 1004-100635-13                 800    26.95  4-Oct-96  9-Oct-96
 1004-100636-13               1,000    26.95  4-Oct-96  9-Oct-96
 1004-100637-13               1,000    26.95  4-Oct-96  9-Oct-96
 1004-100638-13                 300    26.95  4-Oct-96  9-Oct-96
 1004-100639-13               4,100    26.95  4-Oct-96  9-Oct-96
 1004-100640-13              15,400    26.95  4-Oct-96  9-Oct-96
 1004-101142-13              12,700   26.491  4-Oct-96  9-Oct-96
 1004-101143-13               6,500   26.491  4-Oct-96  9-Oct-96
 1004-101144-13              16,200   26.491  4-Oct-96  9-Oct-96
 1004-101145-13               8,000   26.491  4-Oct-96  9-Oct-96
 1004-112858-13               5,000   26 1/8  4-Oct-96  9-Oct-96
 1004-206249-13     39,500                27  4-Oct-96  9-Oct-96
 1004-206250-13      5,100                27  4-Oct-96  9-Oct-96
 1004-206251-13      5,400                27  4-Oct-96  9-Oct-96
 1004-206732-13                 500  26.9883  4-Oct-96  9-Oct-96
 1004-206733-13                 600  26.9883  4-Oct-96  9-Oct-96
 1004-206734-13                 700  26.9883  4-Oct-96  9-Oct-96
 1004-206735-13                 300  26.9883  4-Oct-96  9-Oct-96
 1004-206736-13               2,200  26.9883  4-Oct-96  9-Oct-96
 1004-206737-13               5,000  26.9883  4-Oct-96  9-Oct-96
 1004-206738-13                 700  26.9883  4-Oct-96  9-Oct-96
 1004-206739-13                 200  26.9883  4-Oct-96  9-Oct-96
 1004-206740-13               1,000  26.9883  4-Oct-96  9-Oct-96
 1004-206741-13                 700  26.9883  4-Oct-96  9-Oct-96
 1004-206742-13                 500  26.9883  4-Oct-96  9-Oct-96
 1004-206743-13               1,900  26.9883  4-Oct-96  9-Oct-96
 1004-206744-13                 500  26.9883  4-Oct-96  9-Oct-96
 1004-206745-13                 100  26.9883  4-Oct-96  9-Oct-96
 1004-206746-13                 100  26.9883  4-Oct-96  9-Oct-96
 1004-206747-13                 100  26.9883  4-Oct-96  9-Oct-96
 1004-206748-13                 400  26.9883  4-Oct-96  9-Oct-96
 1004-206749-13               1,700  26.9883  4-Oct-96  9-Oct-96
 1004-206751-13                 700  26.9883  4-Oct-96  9-Oct-96
 1004-206752-13               1,600  26.9883  4-Oct-96  9-Oct-96
 1004-206753-13                 900  26.9883  4-Oct-96  9-Oct-96
 1004-206755-13               1,800  26.9883  4-Oct-96  9-Oct-96
 1004-206756-13               1,700  26.9883  4-Oct-96  9-Oct-96
 1004-206757-13                 600  26.9883  4-Oct-96  9-Oct-96
 1004-206758-13                 700  26.9883  4-Oct-96  9-Oct-96
 1004-206760-13               5,500  26.9883  4-Oct-96  9-Oct-96
 1004-206761-13               1,000  26.9883  4-Oct-96  9-Oct-96
 1004-206762-13                 400  26.9883  4-Oct-96  9-Oct-96
 1004-206763-13               2,200  26.9883  4-Oct-96  9-Oct-96
 1004-206764-13                 800  26.9883  4-Oct-96  9-Oct-96
 1004-206765-13                 500  26.9883  4-Oct-96  9-Oct-96
 1004-206766-13               1,800  26.9883  4-Oct-96  9-Oct-96
 1004-206767-13                 900  26.9883  4-Oct-96  9-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1004-206770-13                 900  26.9883  4-Oct-96  9-Oct-96
 1004-206771-13                 500  26.9883  4-Oct-96  9-Oct-96
 1004-206772-13               2,600  26.9883  4-Oct-96  9-Oct-96
 1004-206773-13                 600  26.9883  4-Oct-96  9-Oct-96
 1004-206774-13                 400  26.9883  4-Oct-96  9-Oct-96
 1004-206775-13               1,100  26.9883  4-Oct-96  9-Oct-96
 1004-206776-13               1,600  26.9883  4-Oct-96  9-Oct-96
 1004-206777-13                 300  26.9883  4-Oct-96  9-Oct-96
 1004-206778-13               3,100  26.9883  4-Oct-96  9-Oct-96
 1007-999292-13                 700  26.9883  4-Oct-96  9-Oct-96
 1007-999295-13                 900  26.9883  4-Oct-96  9-Oct-96
 1008-999501-13               6,700  26.9883  4-Oct-96  9-Oct-96
 1007-020183-12               1,000   27 3/8  7-Oct-96 10-Oct-96
 1007-020191-12               1,000   27 3/8  7-Oct-96 10-Oct-96
 1007-020598-12      1,000            26 7/8  7-Oct-96 10-Oct-96
 1007-020605-12      1,000            26 7/8  7-Oct-96 10-Oct-96
 1007-020615-12        700            26 7/8  7-Oct-96 10-Oct-96
 1007-020619-12      1,000            26 7/8  7-Oct-96 10-Oct-96
 1007-020626-12      1,000            26 7/8  7-Oct-96 10-Oct-96
 1007-021049-12      2,500            26 7/8  7-Oct-96 10-Oct-96
 1007-021366-12      1,000            26 7/8  7-Oct-96 10-Oct-96
 1007-021367-12      2,500          26 15/16  7-Oct-96 10-Oct-96
 1007-021383-12      1,500          26 15/16  7-Oct-96 10-Oct-96
 1007-021697-12      2,500            26 3/4  7-Oct-96 10-Oct-96
 1007-021903-12      1,200            26 3/4  7-Oct-96 10-Oct-96
 1007-021905-12        300            26 3/4  7-Oct-96 10-Oct-96
 1007-021914-12        200            26 1/2  7-Oct-96 10-Oct-96
 1007-021917-12      1,000            26 1/2  7-Oct-96 10-Oct-96
 1007-021921-12      1,000            26 1/2  7-Oct-96 10-Oct-96
 1007-021923-12      2,000            26 1/2  7-Oct-96 10-Oct-96
 1007-021929-12      4,000            26 1/2  7-Oct-96 10-Oct-96
 1007-022085-12      2,000           26 9/16  7-Oct-96 10-Oct-96
 1007-022905-12      2,000            26 5/8  7-Oct-96 10-Oct-96
 1007-023823-12      1,000          26 11/16  7-Oct-96 10-Oct-96
 1007-023831-12      1,000          26 11/16  7-Oct-96 10-Oct-96
 1007-023840-12        500          26 11/16  7-Oct-96 10-Oct-96
 1007-024608-12        500            26 7/8  7-Oct-96 10-Oct-96
 1007-206575-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206576-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206577-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206578-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206579-13                 600   26 5/8  7-Oct-96 10-Oct-96
 1007-206580-13               1,400   26 5/8  7-Oct-96 10-Oct-96
 1007-206581-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206582-13                 300   26 5/8  7-Oct-96 10-Oct-96
 1007-206583-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206584-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206585-13                 500   26 5/8  7-Oct-96 10-Oct-96
 1007-206586-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206587-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206588-13                 400   26 5/8  7-Oct-96 10-Oct-96
 1007-206589-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206590-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206591-13                 400   26 5/8  7-Oct-96 10-Oct-96
 1007-206592-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206593-13                 500   26 5/8  7-Oct-96 10-Oct-96
 1007-206594-13                 400   26 5/8  7-Oct-96 10-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1007-206595-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206596-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206598-13               1,500   26 5/8  7-Oct-96 10-Oct-96
 1007-206599-13                 300   26 5/8  7-Oct-96 10-Oct-96
 1007-206600-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206601-13                 600   26 5/8  7-Oct-96 10-Oct-96
 1007-206602-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206603-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206604-13                 500   26 5/8  7-Oct-96 10-Oct-96
 1007-206605-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206607-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206608-13                 200   26 5/8  7-Oct-96 10-Oct-96
 1007-206609-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206610-13                 700   26 5/8  7-Oct-96 10-Oct-96
 1007-206611-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206612-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206613-13                 300   26 5/8  7-Oct-96 10-Oct-96
 1007-206614-13                 400   26 5/8  7-Oct-96 10-Oct-96
 1007-206615-13                 100   26 5/8  7-Oct-96 10-Oct-96
 1007-206616-13                 800   26 5/8  7-Oct-96 10-Oct-96
 1008-999500-13               1,800   26 5/8  7-Oct-96 10-Oct-96
 1008-020039-12         83            26 5/8  8-Oct-96 11-Oct-96
 1008-021212-12      2,500            26 3/4  8-Oct-96 11-Oct-96
 1008-021790-12               1,000   27 1/8  8-Oct-96 11-Oct-96
 1008-021804-12                 500   27 1/8  8-Oct-96 11-Oct-96
 1008-025284-12               3,500 26 15/16  8-Oct-96 11-Oct-96
 1008-100392-13                 800   27 1/8  8-Oct-96 11-Oct-96
 1008-206301-13     19,800            26 7/8  8-Oct-96 11-Oct-96
 1008-206302-13      2,600            26 7/8  8-Oct-96 11-Oct-96
 1008-206303-13      2,600            26 7/8  8-Oct-96 11-Oct-96
 1008-206506-13                 200       27  8-Oct-96 11-Oct-96
 1008-206507-13                 300       27  8-Oct-96 11-Oct-96
 1008-206508-13                 300       27  8-Oct-96 11-Oct-96
 1008-206509-13                 100       27  8-Oct-96 11-Oct-96
 1008-206510-13                 900       27  8-Oct-96 11-Oct-96
 1008-206511-13               2,200       27  8-Oct-96 11-Oct-96
 1008-206512-13                 300       27  8-Oct-96 11-Oct-96
 1008-206513-13                 100       27  8-Oct-96 11-Oct-96
 1008-206514-13                 400       27  8-Oct-96 11-Oct-96
 1008-206515-13                 300       27  8-Oct-96 11-Oct-96
 1008-206516-13                 200       27  8-Oct-96 11-Oct-96
 1008-206517-13                 800       27  8-Oct-96 11-Oct-96
 1008-206518-13                 200       27  8-Oct-96 11-Oct-96
 1008-206519-13                 100       27  8-Oct-96 11-Oct-96
 1008-206520-13                 100       27  8-Oct-96 11-Oct-96
 1008-206521-13                 200       27  8-Oct-96 11-Oct-96
 1008-206522-13                 700       27  8-Oct-96 11-Oct-96
 1008-206523-13                 300       27  8-Oct-96 11-Oct-96
 1008-206524-13                 300       27  8-Oct-96 11-Oct-96
 1008-206525-13                 700       27  8-Oct-96 11-Oct-96
 1008-206526-13                 400       27  8-Oct-96 11-Oct-96
 1008-206527-13                 800       27  8-Oct-96 11-Oct-96
 1008-206528-13                 700       27  8-Oct-96 11-Oct-96
 1008-206529-13                 200       27  8-Oct-96 11-Oct-96
 1008-206530-13                 300       27  8-Oct-96 11-Oct-96
 1008-206531-13               2,500       27  8-Oct-96 11-Oct-96
 1008-206532-13                 400       27  8-Oct-96 11-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1008-206533-13                 200       27  8-Oct-96 11-Oct-96
 1008-206534-13               1,000       27  8-Oct-96 11-Oct-96
 1008-206535-13                 300       27  8-Oct-96 11-Oct-96
 1008-206536-13                 200       27  8-Oct-96 11-Oct-96
 1008-206537-13                 800       27  8-Oct-96 11-Oct-96
 1008-206538-13                 400       27  8-Oct-96 11-Oct-96
 1008-206539-13               2,600       27  8-Oct-96 11-Oct-96
 1008-206540-13                 400       27  8-Oct-96 11-Oct-96
 1008-206541-13                 400       27  8-Oct-96 11-Oct-96
 1008-206542-13                 200       27  8-Oct-96 11-Oct-96
 1008-206543-13               1,200       27  8-Oct-96 11-Oct-96
 1008-206544-13                 300       27  8-Oct-96 11-Oct-96
 1008-206545-13                 200       27  8-Oct-96 11-Oct-96
 1008-206546-13                 500       27  8-Oct-96 11-Oct-96
 1008-206547-13                 700       27  8-Oct-96 11-Oct-96
 1008-206548-13                 200       27  8-Oct-96 11-Oct-96
 1008-206557-13               1,400       27  8-Oct-96 11-Oct-96
 1009-020536-12        700                27  9-Oct-96 15-Oct-96
 1009-021960-12        200            26 7/8  9-Oct-96 15-Oct-96
 1009-023252-12                 300   27 1/8  9-Oct-96 15-Oct-96
 1009-206723-13     19,800                27  9-Oct-96 15-Oct-96
 1009-206724-13      2,500                27  9-Oct-96 15-Oct-96
 1009-206725-13      2,700                27  9-Oct-96 15-Oct-96
 1009-206828-13                 100     27.1  9-Oct-96 15-Oct-96
 1009-206829-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206830-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206831-13                 100     27.1  9-Oct-96 15-Oct-96
 1009-206832-13                 600     27.1  9-Oct-96 15-Oct-96
 1009-206833-13               1,400     27.1  9-Oct-96 15-Oct-96
 1009-206834-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206835-13                 300     27.1  9-Oct-96 15-Oct-96
 1009-206836-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206837-13                 100     27.1  9-Oct-96 15-Oct-96
 1009-206838-13                 500     27.1  9-Oct-96 15-Oct-96
 1009-206839-13                 100     27.1  9-Oct-96 15-Oct-96
 1009-206840-13                 100     27.1  9-Oct-96 15-Oct-96
 1009-206841-13                 400     27.1  9-Oct-96 15-Oct-96
 1009-206842-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206843-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206844-13                 400     27.1  9-Oct-96 15-Oct-96
 1009-206845-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206846-13                 500     27.1  9-Oct-96 15-Oct-96
 1009-206847-13                 400     27.1  9-Oct-96 15-Oct-96
 1009-206848-13                 100     27.1  9-Oct-96 15-Oct-96
 1009-206849-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206850-13               1,600     27.1  9-Oct-96 15-Oct-96
 1009-206851-13                 300     27.1  9-Oct-96 15-Oct-96
 1009-206852-13                 100     27.1  9-Oct-96 15-Oct-96
 1009-206853-13                 600     27.1  9-Oct-96 15-Oct-96
 1009-206854-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206855-13                 100     27.1  9-Oct-96 15-Oct-96
 1009-206856-13                 500     27.1  9-Oct-96 15-Oct-96
 1009-206857-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206858-13               1,600     27.1  9-Oct-96 15-Oct-96
 1009-206859-13                 300     27.1  9-Oct-96 15-Oct-96
 1009-206860-13                 200     27.1  9-Oct-96 15-Oct-96
 1009-206861-13                 100     27.1  9-Oct-96 15-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1009-206862-13                 700     27.1   9-Oct-96 15-Oct-96
 1009-206863-13                 100     27.1   9-Oct-96 15-Oct-96
 1009-206864-13                 100     27.1   9-Oct-96 15-Oct-96
 1009-206865-13                 300     27.1   9-Oct-96 15-Oct-96
 1009-206866-13                 400     27.1   9-Oct-96 15-Oct-96
 1009-206867-13                 100     27.1   9-Oct-96 15-Oct-96
 1009-206868-13                 800     27.1   9-Oct-96 15-Oct-96
 1009-260564-13      1,000            26 5/8   9-Oct-96 15-Oct-96
 1010-021636-12      2,800                27  10-Oct-96 16-Oct-96
 1010-022840-12      1,000            26 7/8  10-Oct-96 16-Oct-96
 1010-022847-12               1,000       27  10-Oct-96 16-Oct-96
 1010-022854-12                 250   27 1/8  10-Oct-96 16-Oct-96
 1010-022959-12               1,000   27 3/8  10-Oct-96 16-Oct-96
 1010-022962-12               1,000   27 3/8  10-Oct-96 16-Oct-96
 1010-022963-12               1,000   27 3/8  10-Oct-96 16-Oct-96
 1010-022970-12               1,000   27 3/8  10-Oct-96 16-Oct-96
 1010-022978-12               1,000   27 3/8  10-Oct-96 16-Oct-96
 1010-022998-12               5,000   27 3/8  10-Oct-96 16-Oct-96
 1010-112502-13     11,000                27  10-Oct-96 16-Oct-96
 1010-112503-13     46,700                27  10-Oct-96 16-Oct-96
 1010-206351-13               3,300   27 1/8  10-Oct-96 16-Oct-96
 1010-206352-13                 500   27 1/8  10-Oct-96 16-Oct-96
 1010-206353-13                 600   27 1/8  10-Oct-96 16-Oct-96
 1010-206354-13                 800   27 1/8  10-Oct-96 16-Oct-96
 1010-206355-13                 400   27 1/8  10-Oct-96 16-Oct-96
 1010-206356-13               2,300   27 1/8  10-Oct-96 16-Oct-96
 1010-206357-13               5,400   27 1/8  10-Oct-96 16-Oct-96
 1010-206358-13                 700   27 1/8  10-Oct-96 16-Oct-96
 1010-206359-13                 200   27 1/8  10-Oct-96 16-Oct-96
 1010-206360-13               1,000   27 1/8  10-Oct-96 16-Oct-96
 1010-206361-13                 800   27 1/8  10-Oct-96 16-Oct-96
 1010-206362-13                 500   27 1/8  10-Oct-96 16-Oct-96
 1010-206363-13               2,000   27 1/8  10-Oct-96 16-Oct-96
 1010-206364-13                 600   27 1/8  10-Oct-96 16-Oct-96
 1010-206365-13                 200   27 1/8  10-Oct-96 16-Oct-96
 1010-206366-13                 100   27 1/8  10-Oct-96 16-Oct-96
 1010-206367-13                 100   27 1/8  10-Oct-96 16-Oct-96
 1010-206368-13                 500   27 1/8  10-Oct-96 16-Oct-96
 1010-206369-13               1,800   27 1/8  10-Oct-96 16-Oct-96
 1010-206370-13                 700   27 1/8  10-Oct-96 16-Oct-96
 1010-206371-13                 700   27 1/8  10-Oct-96 16-Oct-96
 1010-206372-13               1,700   27 1/8  10-Oct-96 16-Oct-96
 1010-206373-13               1,000   27 1/8  10-Oct-96 16-Oct-96
 1010-206374-13               1,900   27 1/8  10-Oct-96 16-Oct-96
 1010-206375-13               1,800   27 1/8  10-Oct-96 16-Oct-96
 1010-206376-13                 600   27 1/8  10-Oct-96 16-Oct-96
 1010-206377-13                 700   27 1/8  10-Oct-96 16-Oct-96
 1010-206378-13               5,900   27 1/8  10-Oct-96 16-Oct-96
 1010-206379-13               1,100   27 1/8  10-Oct-96 16-Oct-96
 1010-206380-13                 400   27 1/8  10-Oct-96 16-Oct-96
 1010-206381-13               2,400   27 1/8  10-Oct-96 16-Oct-96
 1010-206382-13                 800   27 1/8  10-Oct-96 16-Oct-96
 1010-206383-13                 500   27 1/8  10-Oct-96 16-Oct-96
 1010-206384-13               2,000   27 1/8  10-Oct-96 16-Oct-96
 1010-206385-13                 900   27 1/8  10-Oct-96 16-Oct-96
 1010-206386-13               6,000   27 1/8  10-Oct-96 16-Oct-96
 1010-206387-13               1,000   27 1/8  10-Oct-96 16-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1010-206388-13               1,000   27 1/8  10-Oct-96 16-Oct-96
 1010-206389-13                 600   27 1/8  10-Oct-96 16-Oct-96
 1010-206390-13               2,900   27 1/8  10-Oct-96 16-Oct-96
 1010-206391-13                 600   27 1/8  10-Oct-96 16-Oct-96
 1010-206392-13                 400   27 1/8  10-Oct-96 16-Oct-96
 1010-206393-13               1,200   27 1/8  10-Oct-96 16-Oct-96
 1010-206394-13               1,700   27 1/8  10-Oct-96 16-Oct-96
 1010-206395-13                 400   27 1/8  10-Oct-96 16-Oct-96
 1010-206462-13     11,900            27.271  10-Oct-96 16-Oct-96
 1010-206463-13      1,500            27.271  10-Oct-96 16-Oct-96
 1010-206464-13      1,600            27.271  10-Oct-96 16-Oct-96
 1011-022679-12      5,000            27 1/4  11-Oct-96 17-Oct-96
 1011-022681-12              15,000  27 5/16  11-Oct-96 17-Oct-96
 1011-022709-12      4,000            27 1/4  11-Oct-96 17-Oct-96
 1011-024973-12               9,300  27 5/16  11-Oct-96 17-Oct-96
 1011-206372-13      7,900            27 1/4  11-Oct-96 17-Oct-96
 1011-206373-13      1,000            27 1/4  11-Oct-96 17-Oct-96
 1011-206374-13      1,100            27 1/4  11-Oct-96 17-Oct-96
 1015-020124-12               1,000   27 5/8  15-Oct-96 18-Oct-96
 1015-020221-12               3,500   27 5/8  15-Oct-96 18-Oct-96
 1015-020236-12               1,000   27 5/8  15-Oct-96 18-Oct-96
 1015-020788-12      3,100            27 1/2  15-Oct-96 18-Oct-96
 1015-025359-12      2,300           27 7/16  15-Oct-96 18-Oct-96
 1015-026009-12        100           27 7/16  15-Oct-96 18-Oct-96
 1015-206477-13     39,500            27 1/4  15-Oct-96 18-Oct-96
 1015-206478-13      5,200            27 1/4  15-Oct-96 18-Oct-96
 1015-206479-13      5,300            27 1/4  15-Oct-96 18-Oct-96
 1015-206852-13                 400   27 3/8  15-Oct-96 18-Oct-96
 1015-206853-13                 500   27 3/8  15-Oct-96 18-Oct-96
 1015-206854-13                 700   27 3/8  15-Oct-96 18-Oct-96
 1015-206855-13                 300   27 3/8  15-Oct-96 18-Oct-96
 1015-206856-13               1,900   27 3/8  15-Oct-96 18-Oct-96
 1015-206857-13               4,500   27 3/8  15-Oct-96 18-Oct-96
 1015-206858-13                 600   27 3/8  15-Oct-96 18-Oct-96
 1015-206859-13                 200   27 3/8  15-Oct-96 18-Oct-96
 1015-206860-13                 900   27 3/8  15-Oct-96 18-Oct-96
 1015-206861-13                 700   27 3/8  15-Oct-96 18-Oct-96
 1015-206862-13                 400   27 3/8  15-Oct-96 18-Oct-96
 1015-206863-13               1,600   27 3/8  15-Oct-96 18-Oct-96
 1015-206864-13                 500   27 3/8  15-Oct-96 18-Oct-96
 1015-206865-13                 100   27 3/8  15-Oct-96 18-Oct-96
 1015-206866-13                 100   27 3/8  15-Oct-96 18-Oct-96
 1015-206867-13                 100   27 3/8  15-Oct-96 18-Oct-96
 1015-206868-13                 400   27 3/8  15-Oct-96 18-Oct-96
 1015-206869-13               1,500   27 3/8  15-Oct-96 18-Oct-96
 1015-206870-13                 600   27 3/8  15-Oct-96 18-Oct-96
 1015-206871-13                 600   27 3/8  15-Oct-96 18-Oct-96
 1015-206872-13               1,400   27 3/8  15-Oct-96 18-Oct-96
 1015-206873-13                 800   27 3/8  15-Oct-96 18-Oct-96
 1015-206874-13               1,600   27 3/8  15-Oct-96 18-Oct-96
 1015-206875-13               1,500   27 3/8  15-Oct-96 18-Oct-96
 1015-206876-13                 500   27 3/8  15-Oct-96 18-Oct-96
 1015-206877-13                 600   27 3/8  15-Oct-96 18-Oct-96
 1015-206878-13               4,900   27 3/8  15-Oct-96 18-Oct-96
 1015-206879-13                 900   27 3/8  15-Oct-96 18-Oct-96
 1015-206880-13                 300   27 3/8  15-Oct-96 18-Oct-96
 1015-206881-13               1,900   27 3/8  15-Oct-96 18-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1015-206882-13                 700   27 3/8  15-Oct-96 18-Oct-96
 1015-206883-13                 400   27 3/8  15-Oct-96 18-Oct-96
 1015-206884-13               1,600   27 3/8  15-Oct-96 18-Oct-96
 1015-206885-13                 800   27 3/8  15-Oct-96 18-Oct-96
 1015-206886-13               4,900   27 3/8  15-Oct-96 18-Oct-96
 1015-206887-13                 800   27 3/8  15-Oct-96 18-Oct-96
 1015-206888-13                 800   27 3/8  15-Oct-96 18-Oct-96
 1015-206889-13                 400   27 3/8  15-Oct-96 18-Oct-96
 1015-206890-13               2,400   27 3/8  15-Oct-96 18-Oct-96
 1015-206891-13                 500   27 3/8  15-Oct-96 18-Oct-96
 1015-206892-13                 300   27 3/8  15-Oct-96 18-Oct-96
 1015-206893-13               1,000   27 3/8  15-Oct-96 18-Oct-96
 1015-206894-13               1,400   27 3/8  15-Oct-96 18-Oct-96
 1015-206895-13                 300   27 3/8  15-Oct-96 18-Oct-96
 1015-206896-13               2,700   27 3/8  15-Oct-96 18-Oct-96
 1016-020199-12        600            27 1/4  16-Oct-96 21-Oct-96
 1016-022188-12      1,500            27 1/4  16-Oct-96 21-Oct-96
 1016-026245-12      2,000            27 1/2  16-Oct-96 21-Oct-96
 1016-026301-12               3,000  27 9/16  16-Oct-96 21-Oct-96
 1016-026380-12               3,000   27 5/8  16-Oct-96 21-Oct-96
 1016-026382-12               1,000   27 5/8  16-Oct-96 21-Oct-96
 1016-112708-13     10,000            27 1/2  16-Oct-96 21-Oct-96
 1017-020103-12              10,000   27 3/4  17-Oct-96 22-Oct-96
 1017-021414-12      1,000            27 5/8  17-Oct-96 22-Oct-96
 1017-023659-12               1,100  28 1/16  17-Oct-96 22-Oct-96
 1017-024232-12               4,000   28 1/8  17-Oct-96 22-Oct-96
 1017-024527-12               1,000       28  17-Oct-96 22-Oct-96
 1017-024530-12               1,000       28  17-Oct-96 22-Oct-96
 1017-024739-12                 100   27 7/8  17-Oct-96 22-Oct-96
 1017-025042-12               1,900 27 15/16  17-Oct-96 22-Oct-96
 1017-113550-13      6,000                28  17-Oct-96 22-Oct-96
 1017-206254-13      5,000                28  17-Oct-96 22-Oct-96
 1018-022577-12      5,000            27 3/8  18-Oct-96 23-Oct-96
 1018-023359-12      1,000            27 3/8  18-Oct-96 23-Oct-96
 1018-023631-12      2,500           27 5/16  18-Oct-96 23-Oct-96
 1018-024053-12        100           27 5/16  18-Oct-96 23-Oct-96
 1018-024085-12      2,400           27 5/16  18-Oct-96 23-Oct-96
 1018-024300-12               5,000  27 5/16  18-Oct-96 23-Oct-96
 1018-113712-13      6,700            27 1/4  18-Oct-96 23-Oct-96
 1018-113713-13      2,100            27 1/4  18-Oct-96 23-Oct-96
 1018-113714-13      1,000            27 1/4  18-Oct-96 23-Oct-96
 1018-113715-13      1,700            27 1/4  18-Oct-96 23-Oct-96
 1018-113716-13      1,700            27 1/4  18-Oct-96 23-Oct-96
 1018-113717-13      2,000            27 1/4  18-Oct-96 23-Oct-96
 1018-113718-13      2,000            27 1/4  18-Oct-96 23-Oct-96
 1018-113719-13      9,600            27 1/4  18-Oct-96 23-Oct-96
 1018-113720-13      2,500            27 1/4  18-Oct-96 23-Oct-96
 1018-113721-13      1,500            27 1/4  18-Oct-96 23-Oct-96
 1018-113722-13        800            27 1/4  18-Oct-96 23-Oct-96
 1018-113723-13      2,700            27 1/4  18-Oct-96 23-Oct-96
 1018-113724-13      3,000            27 1/4  18-Oct-96 23-Oct-96
 1018-113725-13      5,000            27 1/4  18-Oct-96 23-Oct-96
 1018-113726-13     47,700            27 1/4  18-Oct-96 23-Oct-96
 1018-206739-13               5,400   27 3/8  18-Oct-96 23-Oct-96
 1018-206740-13                 800   27 3/8  18-Oct-96 23-Oct-96
 1018-206741-13               1,100   27 3/8  18-Oct-96 23-Oct-96
 1018-206742-13               1,300   27 3/8  18-Oct-96 23-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1018-206743-13                 600   27 3/8  18-Oct-96 23-Oct-96
 1018-206744-13               3,800   27 3/8  18-Oct-96 23-Oct-96
 1018-206745-13               8,900   27 3/8  18-Oct-96 23-Oct-96
 1018-206746-13               1,200   27 3/8  18-Oct-96 23-Oct-96
 1018-206747-13                 300   27 3/8  18-Oct-96 23-Oct-96
 1018-206748-13               1,700   27 3/8  18-Oct-96 23-Oct-96
 1018-206749-13               1,300   27 3/8  18-Oct-96 23-Oct-96
 1018-206750-13                 800   27 3/8  18-Oct-96 23-Oct-96
 1018-206751-13               3,300   27 3/8  18-Oct-96 23-Oct-96
 1018-206752-13               1,000   27 3/8  18-Oct-96 23-Oct-96
 1018-206753-13                 300   27 3/8  18-Oct-96 23-Oct-96
 1018-206754-13                 200   27 3/8  18-Oct-96 23-Oct-96
 1018-206755-13                 200   27 3/8  18-Oct-96 23-Oct-96
 1018-206756-13                 700   27 3/8  18-Oct-96 23-Oct-96
 1018-206757-13               3,000   27 3/8  18-Oct-96 23-Oct-96
 1018-206758-13               1,100   27 3/8  18-Oct-96 23-Oct-96
 1018-206759-13               1,200   27 3/8  18-Oct-96 23-Oct-96
 1018-206760-13               2,700   27 3/8  18-Oct-96 23-Oct-96
 1018-206761-13               1,600   27 3/8  18-Oct-96 23-Oct-96
 1018-206762-13               3,200   27 3/8  18-Oct-96 23-Oct-96
 1018-206763-13               3,000   27 3/8  18-Oct-96 23-Oct-96
 1018-206764-13               1,000   27 3/8  18-Oct-96 23-Oct-96
 1018-206765-13               1,200   27 3/8  18-Oct-96 23-Oct-96
 1018-206766-13               9,800   27 3/8  18-Oct-96 23-Oct-96
 1018-206767-13               1,700   27 3/8  18-Oct-96 23-Oct-96
 1018-206768-13                 600   27 3/8  18-Oct-96 23-Oct-96
 1018-206769-13               3,900   27 3/8  18-Oct-96 23-Oct-96
 1018-206770-13               1,400   27 3/8  18-Oct-96 23-Oct-96
 1018-206771-13                 800   27 3/8  18-Oct-96 23-Oct-96
 1018-206772-13               3,200   27 3/8  18-Oct-96 23-Oct-96
 1018-206773-13               1,500   27 3/8  18-Oct-96 23-Oct-96
 1018-206774-13              10,200   27 3/8  18-Oct-96 23-Oct-96
 1018-206775-13               1,700   27 3/8  18-Oct-96 23-Oct-96
 1018-206776-13               1,700   27 3/8  18-Oct-96 23-Oct-96
 1018-206777-13                 900   27 3/8  18-Oct-96 23-Oct-96
 1018-206778-13               4,700   27 3/8  18-Oct-96 23-Oct-96
 1018-206779-13               1,000   27 3/8  18-Oct-96 23-Oct-96
 1018-206780-13                 600   27 3/8  18-Oct-96 23-Oct-96
 1018-206781-13               2,000   27 3/8  18-Oct-96 23-Oct-96
 1018-206782-13               2,800   27 3/8  18-Oct-96 23-Oct-96
 1018-206783-13                 600   27 3/8  18-Oct-96 23-Oct-96
 1021-022299-12        200            27 1/4  21-Oct-96 24-Oct-96
 1021-023066-12     10,000            27 1/4  21-Oct-96 24-Oct-96
 1021-206472-13                 500   27 3/8  21-Oct-96 24-Oct-96
 1021-206473-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206474-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206475-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206476-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206477-13                 400   27 3/8  21-Oct-96 24-Oct-96
 1021-206478-13                 900   27 3/8  21-Oct-96 24-Oct-96
 1021-206479-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206480-13                 200   27 3/8  21-Oct-96 24-Oct-96
 1021-206481-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206482-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206483-13                 300   27 3/8  21-Oct-96 24-Oct-96
 1021-206484-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206485-13                 100   27 3/8  21-Oct-96 24-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1021-206486-13                 300   27 3/8  21-Oct-96 24-Oct-96
 1021-206487-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206488-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206489-13                 300   27 3/8  21-Oct-96 24-Oct-96
 1021-206490-13                 200   27 3/8  21-Oct-96 24-Oct-96
 1021-206491-13                 300   27 3/8  21-Oct-96 24-Oct-96
 1021-206492-13                 300   27 3/8  21-Oct-96 24-Oct-96
 1021-206493-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206494-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206495-13                 900   27 3/8  21-Oct-96 24-Oct-96
 1021-206496-13                 200   27 3/8  21-Oct-96 24-Oct-96
 1021-206497-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206498-13                 400   27 3/8  21-Oct-96 24-Oct-96
 1021-206499-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206500-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206501-13                 300   27 3/8  21-Oct-96 24-Oct-96
 1021-206502-13                 200   27 3/8  21-Oct-96 24-Oct-96
 1021-206503-13                 900   27 3/8  21-Oct-96 24-Oct-96
 1021-206504-13                 200   27 3/8  21-Oct-96 24-Oct-96
 1021-206505-13                 200   27 3/8  21-Oct-96 24-Oct-96
 1021-206506-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206507-13                 500   27 3/8  21-Oct-96 24-Oct-96
 1021-206508-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206509-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1021-206510-13                 200   27 3/8  21-Oct-96 24-Oct-96
 1021-206511-13                 300   27 3/8  21-Oct-96 24-Oct-96
 1021-206512-13                 100   27 3/8  21-Oct-96 24-Oct-96
 1022-026415-12      2,000            27 1/4  22-Oct-96 25-Oct-96
 1022-026829-12      1,400            27 1/8  22-Oct-96 25-Oct-96
 1022-100489-13     17,000            27 1/4  22-Oct-96 25-Oct-96
 1022-100490-13      3,500            27 1/4  22-Oct-96 25-Oct-96
 1022-113153-13     32,300            27 1/4  22-Oct-96 25-Oct-96
 1022-113154-13     22,449            27 1/4  22-Oct-96 25-Oct-96
 1022-113212-13      3,000            27 1/4  22-Oct-96 25-Oct-96
 1022-113213-13        800            27 1/4  22-Oct-96 25-Oct-96
 1022-113214-13      2,000            27 1/4  22-Oct-96 25-Oct-96
 1022-113215-13      2,000            27 1/4  22-Oct-96 25-Oct-96
 1022-113216-13      2,000            27 1/4  22-Oct-96 25-Oct-96
 1022-113217-13      1,000            27 1/4  22-Oct-96 25-Oct-96
 1022-113218-13      9,200            27 1/4  22-Oct-96 25-Oct-96
 1022-113219-13      1,500            27 1/4  22-Oct-96 25-Oct-96
 1022-113220-13      2,000            27 1/4  22-Oct-96 25-Oct-96
 1022-113221-13      2,000            27 1/4  22-Oct-96 25-Oct-96
 1022-113222-13      2,500            27 1/4  22-Oct-96 25-Oct-96
 1022-113223-13      5,000            27 1/4  22-Oct-96 25-Oct-96
 1022-113224-13      2,800            27 1/4  22-Oct-96 25-Oct-96
 1022-113225-13      2,300            27 1/4  22-Oct-96 25-Oct-96
 1022-113226-13     21,900            27 1/4  22-Oct-96 25-Oct-96
 1022-206633-13               1,500   27 3/8  22-Oct-96 25-Oct-96
 1022-206634-13               2,000   27 3/8  22-Oct-96 25-Oct-96
 1022-206635-13               2,500   27 3/8  22-Oct-96 25-Oct-96
 1022-206636-13               1,000   27 3/8  22-Oct-96 25-Oct-96
 1022-206637-13               6,900   27 3/8  22-Oct-96 25-Oct-96
 1022-206638-13              16,500   27 3/8  22-Oct-96 25-Oct-96
 1022-206639-13               2,300   27 3/8  22-Oct-96 25-Oct-96
 1022-206640-13                 700   27 3/8  22-Oct-96 25-Oct-96
 1022-206641-13               3,100   27 3/8  22-Oct-96 25-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1022-206642-13               2,400   27 3/8  22-Oct-96 25-Oct-96
 1022-206643-13               1,500   27 3/8  22-Oct-96 25-Oct-96
 1022-206644-13               6,100   27 3/8  22-Oct-96 25-Oct-96
 1022-206645-13               1,800   27 3/8  22-Oct-96 25-Oct-96
 1022-206646-13                 500   27 3/8  22-Oct-96 25-Oct-96
 1022-206647-13                 300   27 3/8  22-Oct-96 25-Oct-96
 1022-206648-13                 400   27 3/8  22-Oct-96 25-Oct-96
 1022-206649-13               1,400   27 3/8  22-Oct-96 25-Oct-96
 1022-206650-13               5,600   27 3/8  22-Oct-96 25-Oct-96
 1022-206651-13               2,100   27 3/8  22-Oct-96 25-Oct-96
 1022-206652-13               2,300   27 3/8  22-Oct-96 25-Oct-96
 1022-206653-13               5,000   27 3/8  22-Oct-96 25-Oct-96
 1022-206654-13               2,800   27 3/8  22-Oct-96 25-Oct-96
 1022-206655-13               6,000   27 3/8  22-Oct-96 25-Oct-96
 1022-206656-13               5,600   27 3/8  22-Oct-96 25-Oct-96
 1022-206657-13               1,900   27 3/8  22-Oct-96 25-Oct-96
 1022-206658-13               2,200   27 3/8  22-Oct-96 25-Oct-96
 1022-206659-13              18,100   27 3/8  22-Oct-96 25-Oct-96
 1022-206660-13               3,200   27 3/8  22-Oct-96 25-Oct-96
 1022-206661-13               1,000   27 3/8  22-Oct-96 25-Oct-96
 1022-206662-13               7,200   27 3/8  22-Oct-96 25-Oct-96
 1022-206663-13               2,500   27 3/8  22-Oct-96 25-Oct-96
 1022-206664-13               1,600   27 3/8  22-Oct-96 25-Oct-96
 1022-206665-13               6,000   27 3/8  22-Oct-96 25-Oct-96
 1022-206666-13               2,800   27 3/8  22-Oct-96 25-Oct-96
 1022-206667-13              18,700   27 3/8  22-Oct-96 25-Oct-96
 1022-206668-13               3,100   27 3/8  22-Oct-96 25-Oct-96
 1022-206669-13               3,000   27 3/8  22-Oct-96 25-Oct-96
 1022-206670-13               1,700   27 3/8  22-Oct-96 25-Oct-96
 1022-206671-13               8,800   27 3/8  22-Oct-96 25-Oct-96
 1022-206672-13               1,900   27 3/8  22-Oct-96 25-Oct-96
 1022-206673-13               1,200   27 3/8  22-Oct-96 25-Oct-96
 1022-206674-13               3,600   27 3/8  22-Oct-96 25-Oct-96
 1022-206675-13               5,100   27 3/8  22-Oct-96 25-Oct-96
 1022-206676-13               1,000   27 3/8  22-Oct-96 25-Oct-96
 1022-206677-13              10,100   27 3/8  22-Oct-96 25-Oct-96
 1022-270702-13     48,700            27 1/4  22-Oct-96 25-Oct-96
 1022-270703-13      1,300            27 1/4  22-Oct-96 25-Oct-96
 1023-023166-12      1,000            26 3/4  23-Oct-96 28-Oct-96
 1023-023237-12      1,000            26 1/2  23-Oct-96 28-Oct-96
 1023-023480-12               1,000   26 1/2  23-Oct-96 28-Oct-96
 1023-023482-12               1,000   26 3/8  23-Oct-96 28-Oct-96
 1023-023488-12               1,000   26 1/4  23-Oct-96 28-Oct-96
 1023-023489-12               1,000   26 1/2  23-Oct-96 28-Oct-96
 1023-023494-12               1,000   26 1/8  23-Oct-96 28-Oct-96
 1023-023496-12               1,000   26 1/4  23-Oct-96 28-Oct-96
 1023-023500-12               1,000   26 3/8  23-Oct-96 28-Oct-96
 1023-023520-12               1,000       26  23-Oct-96 28-Oct-96
 1023-023527-12               1,000   26 1/4  23-Oct-96 28-Oct-96
 1023-023909-12      1,000            25 3/4  23-Oct-96 28-Oct-96
 1023-024287-12      1,900            25 3/4  23-Oct-96 28-Oct-96
 1023-024693-12               5,000   26 1/8  23-Oct-96 28-Oct-96
 1023-025052-12               1,000   26 3/8  23-Oct-96 28-Oct-96
 1023-025061-12               1,000   26 3/8  23-Oct-96 28-Oct-96
 1023-025237-12                 100   26 3/8  23-Oct-96 28-Oct-96
 1023-025271-12               2,000   26 1/2  23-Oct-96 28-Oct-96
 1023-025353-12               1,000   26 1/2  23-Oct-96 28-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1023-025560-12      6,000            26 3/8  23-Oct-96 28-Oct-96
 1023-026073-12                 100  26 9/16  23-Oct-96 28-Oct-96
 1023-080417-13                 100   27 1/4  23-Oct-96 28-Oct-96
 1023-113077-13     17,800           26.2698  23-Oct-96 28-Oct-96
 1023-113078-13     17,500           26.2698  23-Oct-96 28-Oct-96
 1023-113569-13      3,000              26.3  23-Oct-96 28-Oct-96
 1023-113570-13      3,000              26.3  23-Oct-96 28-Oct-96
 1023-113571-13      2,000              26.3  23-Oct-96 28-Oct-96
 1023-113572-13      2,000              26.3  23-Oct-96 28-Oct-96
 1023-113573-13      2,000              26.3  23-Oct-96 28-Oct-96
 1023-113574-13      5,000              26.3  23-Oct-96 28-Oct-96
 1023-113575-13      2,000              26.3  23-Oct-96 28-Oct-96
 1023-113576-13      2,000              26.3  23-Oct-96 28-Oct-96
 1023-113577-13      2,000              26.3  23-Oct-96 28-Oct-96
 1023-113578-13      3,000              26.3  23-Oct-96 28-Oct-96
 1023-113579-13      3,000              26.3  23-Oct-96 28-Oct-96
 1023-113580-13      2,000              26.3  23-Oct-96 28-Oct-96
 1023-113581-13      5,800              26.3  23-Oct-96 28-Oct-96
 1023-113582-13     13,200              26.3  23-Oct-96 28-Oct-96
 1023-206278-13              44,100  26.3977  23-Oct-96 28-Oct-96
 1023-206279-13               1,200  26.3977  23-Oct-96 28-Oct-96
 1023-206280-13               2,800  26.3977  23-Oct-96 28-Oct-96
 1023-206281-13               6,900  26.3977  23-Oct-96 28-Oct-96
 1024-020628-12               1,000   26 3/4  24-Oct-96 29-Oct-96
 1024-020638-12               1,000   26 3/4  24-Oct-96 29-Oct-96
 1024-020669-12               1,000       27  24-Oct-96 29-Oct-96
 1024-020682-12               1,000       27  24-Oct-96 29-Oct-96
 1024-020738-12               5,000       27  24-Oct-96 29-Oct-96
 1024-020756-12                 100       27  24-Oct-96 29-Oct-96
 1024-020965-12               2,000       27  24-Oct-96 29-Oct-96
 1024-020981-12               1,000   27 1/4  24-Oct-96 29-Oct-96
 1024-020994-12               1,000       27  24-Oct-96 29-Oct-96
 1024-021098-12               1,000   27 3/4  24-Oct-96 29-Oct-96
 1024-021104-12               1,000   27 3/4  24-Oct-96 29-Oct-96
 1024-022365-12      1,000                27  24-Oct-96 29-Oct-96
 1024-023896-12               1,000   27 1/2  24-Oct-96 29-Oct-96
 1024-024017-12               1,000   27 3/4  24-Oct-96 29-Oct-96
 1024-024025-12               1,000   27 7/8  24-Oct-96 29-Oct-96
 1024-024926-12               1,000   27 7/8  24-Oct-96 29-Oct-96
 1024-024928-12               1,000   27 7/8  24-Oct-96 29-Oct-96
 1024-024936-12               1,000   27 7/8  24-Oct-96 29-Oct-96
 1024-024957-12               1,000   27 7/8  24-Oct-96 29-Oct-96
 1024-025344-12               1,000   27 7/8  24-Oct-96 29-Oct-96
 1024-025511-12               1,000       28  24-Oct-96 29-Oct-96
 1024-112897-13     15,100            27 3/8  24-Oct-96 29-Oct-96
 1024-112898-13     14,900            27 3/8  24-Oct-96 29-Oct-96
 1024-206293-13              28,000  27.3571  24-Oct-96 29-Oct-96
 1024-206294-13                 800  27.3571  24-Oct-96 29-Oct-96
 1024-206295-13               1,800  27.3571  24-Oct-96 29-Oct-96
 1024-206296-13               4,400  27.3571  24-Oct-96 29-Oct-96
 1024-260674-13      1,000            27 5/8  24-Oct-96 29-Oct-96
 1025-020720-12               1,000       28  25-Oct-96 30-Oct-96
 1025-020726-12               1,000       28  25-Oct-96 30-Oct-96
 1025-022745-12      1,000            27 3/4  25-Oct-96 30-Oct-96
 1025-024122-12        100            27 3/4  25-Oct-96 30-Oct-96
 1025-024284-12     10,000                28  25-Oct-96 30-Oct-96
 1025-024286-12      1,000                28  25-Oct-96 30-Oct-96

                        Quorum Health Group
                            749084-10-9

Reference #        Purchases  Sales   Price  Trade Date Sett. Date
-----------        ---------  -----  ------- ---------- ----------

 1025-024294-12               1,000   28 1/8  25-Oct-96 30-Oct-96
 1025-024559-12               1,000   28 1/4  25-Oct-96 30-Oct-96
 1025-024567-12               1,000   28 3/8  25-Oct-96 30-Oct-96
 1025-024573-12      1,000            28 1/2  25-Oct-96 30-Oct-96
 1025-024576-12               1,000   28 1/2  25-Oct-96 30-Oct-96
 1025-024580-12      1,000            28 1/2  25-Oct-96 30-Oct-96
 1025-024591-12      1,000            28 5/8  25-Oct-96 30-Oct-96
 1025-024592-12               1,000   28 1/2  25-Oct-96 30-Oct-96
 1025-024604-12               1,000   28 3/8  25-Oct-96 30-Oct-96
 1025-025145-12      1,200            27 7/8  25-Oct-96 30-Oct-96
 1025-025146-12        800            27 7/8  25-Oct-96 30-Oct-96
 1025-025284-12        900            27 7/8  25-Oct-96 30-Oct-96
 1025-025285-12        600            27 7/8  25-Oct-96 30-Oct-96
 1025-206173-13               5,300       28  25-Oct-96 30-Oct-96
 1028-020483-12      1,000            27 1/2  28-Oct-96 31-Oct-96
 1028-021644-12      2,200            27 3/8  28-Oct-96 31-Oct-96
 1028-022721-12      1,000            27 3/8  28-Oct-96 31-Oct-96
 1028-024356-12               2,000   27 5/8  28-Oct-96 31-Oct-96
 1028-025178-12               2,400   27 1/2  28-Oct-96 31-Oct-96
 1028-112886-13               3,000   27 1/2  28-Oct-96 31-Oct-96
 1028-280455-13        800            27.175  28-Oct-96 31-Oct-96
 1028-280457-13        500            27.175  28-Oct-96 31-Oct-96
 1028-280458-13      2,000            27.295  28-Oct-96 31-Oct-96
 0930-024588-12               1,000   24 3/4  30-Sep-96  3-Oct-96
 1029-020475-12               1,000   27 7/8  29-Oct-96  1-Nov-96
 1029-020978-12               1,000   28      29-Oct-96  1-Nov-96
 1029-021451-12               1,000   28 1/4  29-Oct-96  1-Nov-96
 1029-021456-12               1,000   28 1/4  29-Oct-96  1-Nov-96
 1029-022932-12      3,800            28 1/8  29-Oct-96  1-Nov-96